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TABLE OF CONTENTS

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among:

MACKINAC FINANCIAL CORPORATION,
a Michigan corporation;

MFNC ACQUISITION, LLC,
a Michigan limited liability company;

and

FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.,
a Michigan corporation.

Dated as of January 16, 2018

i

 INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	6.9(a)
Adjusted First Federal Shareholders' Equity	6.20
Affiliate	3.25(a)
Agreement	Preamble
Alternative Transaction	6.9(b)
Average Closing Price	1.7(f)
Bank Merger	1.8
Bank Consolidation Agreement	1.8
Balance Sheet	3.6(a)
Balance Sheet Date	3.6(a)
Board of Directors	9.9
Business Day	9.9
Business Combination Exemption Resolution	3.27(b)
Cancelled Shares	1.7(d)
Certificate of Merger	1.2
Change In Control and Retention Payments Claim	9.9
Charge-Offs	9.9
Claim	6.7(a)
Closing	1.3
Closing Date	1.3
Closing Date Balance Sheet	6.10
Code	Recitals
Confidentiality Agreement	9.9
Corporate Entity	9.9
Covered Employees	6.5(a)
CRA	3.13(c)
Derivative Transactions	3.17
Determination Date	1.7(f)
DIFS	3.4
Disclosure Schedule	9.9
Effective Time	1.2
End Date	9.9
Environmental Laws	3.18(a)
ERISA Affiliate	9.9
Exchange Act	4.7(b)
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchange Fund	2.2
Exchange Ratio	9.9
FDIC	3.1(a)
Federal Reserve	3.4
FHLB	3.1
Final Index Price	1.7(f)
First Federal	Preamble
First Federal Articles of Incorporation	3.1(a)
First Federal Bank	1.8
First Federal Benefit Plans	3.11(a)
First Federal Board Recommendation	6.3(b)

Term	Section
First Federal Bylaws	3.1(a)
First Federal Certificate	2.3(a)
First Federal Closing Expenses	9.9
First Federal Common Stock	1.7(c)
First Federal Financial Statements	3.6(a)
First Federal Indemnified Party	6.7(a)
First Federal Intellectual Property	3.21(a)
First Federal Measuring Date	7.2(f)
First Federal Policies	3.19
First Federal Regulatory Agreement	3.15
First Federal Requisite Shareholder Approval	3.3(a)
First Federal Shareholders' Meeting	6.3(b)
First Federal Subsidiary/Subsidiaries	3.1(b)
Form S-4	6.3(a)
GAAP	3.6(a)
Governmental Entity	3.4
Holders	2.4(a)
Index Group	1.7(f)
Index Price	1.7(f)
Index Ratio	1.7(f)
Intellectual Property	3.21(e)
IRS	3.10(k)
Joint Proxy Statement	6.3(a)
Knowledge	9.9
LARA	1.2
Law/Laws	9.9
Leased Premises	3.20(b)
Letter of Transmittal	2.3(a)
Lien	3.1(b)
Loan Documentation	3.24(a)
Loans	3.24(a)
Mackinac	Preamble
Mackinac Awards	4.2
Mackinac Capitalization Date	4.2
Mackinac Closing Price	2.3(n)
Mackinac Common Stock	1.7(a)
Mackinac Disclosure Schedule	Article IV
Mackinac Initial Price	1.7(f)
Mackinac Material Adverse Effect	9.9
Mackinac Regulatory Agreement	4.13
Mackinac Requisite Shareholder Approval	4.4
Mackinac Shareholders' Meeting	6.3(d)
Mackinac SEC Reports	4.7(b)
Mackinac Common Stock	1.7(a)
Material Adverse Effect	9.9
Material Contact	3.14(a)
Materially Burdensome Regulatory Condition	6.1(a)
Maximum Adjustment Amount	1.7(f)
Maximum Amount	6.7(c)
mBank	1.8

v

Term	Section
MBC	1.8
MBCA	1.1
Merger	Recitals
Merger Consideration	1.7(c)
MergerSub	Preamble
Michigan Courts	9.7(b)
Minimum Adjustment Amount	8.1(h)
Multiple Employer Plan/Multiemployer Plan	3.11(f)
Nasdaq	3.4
No-Match Event	6.3(c)
Nonqualified Deferred Compensation Plan	3.11(d)
Obligor	3.24(a)
Owned Real Property	3.20(a)
Party/Parties	9.9
Permitted Encumbrances	3.20(b)
Person	9.9
Personal Property	3.20(f)
Pool	3.24(k)
Professional Expenses	9.9
Qualified Plans	3.11(e)
Real Property Leases	3.20(a)
Regulatory Agency	3.5
Regulatory Approvals	6.1(a)
Reports	3.5
Representative	6.9(a)
Requisite Shareholder Approvals	4.4
SEC	4.7(b)
Second First Federal Shareholders' Meeting	6.3(c)
Securities Act	3.2
Special Dividend	6.20
Subsidiary	3.1(b)
Superior Proposal	6.3(b)
Surviving Bank	1.8
Surviving Entity	Recitals
Takeover Provisions	3.26
Tax/Taxes	9.9
Tax Return	9.9
Tenant Leases	3.20(a)
Termination Fee	8.3(a)
Trading Day	1.7(f)
Voting and Support Agreement(s)	Recitals
Voting Debt	3.2

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 16, 2018, by and among MACKINAC FINANCIAL CORPORATION, a Michigan corporation ("Mackinac"), MFNC ACQUISITION, LLC, a Michigan limited liability company ("MergerSub"), and FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC., a Maryland corporation ("First Federal"). Certain capitalized terms have the meanings given to such terms in ARTICLE IX.

RECITALS

        WHEREAS, the respective boards of directors of First Federal, Mackinac and MergerSub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement in which First Federal will, on the terms and subject to the conditions set forth in this Agreement, merge with and into MergerSub (the "Merger"), with MergerSub as the surviving entity in the Merger (sometimes referred to in such capacity as the "Surviving Entity") and continuing as a wholly owned Subsidiary of Mackinac;

        WHEREAS, the parties intend that for federal income Tax purposes the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code;

        WHEREAS, each of those shareholders of First Federal set forth on SCHEDULE A hereto has simultaneously herewith entered into a Voting and Support Agreement substantially in the form attached hereto as EXHIBIT A (each, a "Voting and Support Agreement" and, collectively, the "Voting and Support Agreements") in connection with the Merger; and

        WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        1.1    THE MERGER.    Subject to the terms and conditions of this Agreement, including Section 9.11 hereof, in accordance with the Michigan Business Corporation Act, as amended (the "MBCA"), at the Effective Time, First Federal shall merge with and into MergerSub. MergerSub shall be the Surviving Entity in the Merger and shall continue its existence as a limited liability company under the laws of Michigan, and as a wholly owned Subsidiary of Mackinac. As of the Effective Time, the separate corporate existence of First Federal shall cease.

        1.2    EFFECTIVE TIME.    The Merger shall become effective upon the filing on the Closing Date of the Certificate of Merger (the "Certificate of Merger") with the Corporations Division of the Michigan Department of Licensing and Regulatory Affairs ("LARA") as provided in the MBCA. The term "Effective Time" shall be the date and time when the LARA accepts the Certificate of Merger for filing in accordance with the MBCA.

        1.3    CLOSING.    On the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Honigman Miller Schwartz and Cohn LLP, 660 Woodward Ave, 2290 First National Building, Detroit, Michigan 48226 at a time determined by Mackinac that follows the close of trading on the date that is the later of (i) three (3) Business Days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction of such conditions and the continued satisfaction or waiver of all other conditions set forth in ARTICLE VII) and (ii) ten (10) Business Days after the satisfaction of the condition set forth in Section 7.1(b) (but subject to the continued satisfaction of such condition and the satisfaction or waiver of all other conditions set forth in ARTICLE VII), or such other date as mutually agreed to by the parties (the "Closing Date").

        1.4    ARTICLES OF ORGANIZATION OF THE SURVIVING ENTITY.    At the Effective Time, the articles of organization and operating agreement of MergerSub in effect immediately prior to the Effective Time (subject to any amendment to the articles of organization set forth in the Certificate of Merger) shall be the articles of organization and operating agreement of the Surviving Entity until thereafter amended in accordance with applicable Law.

        1.5    TAX CONSEQUENCES.    It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing Date, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        1.6    EFFECTS OF THE MERGER.    Subject to the terms and conditions of this Agreement, at the Effective Time, First Federal shall be merged with and into MergerSub and the separate corporate existence of First Federal shall cease. At the Effective Time, First Federal and MergerSub shall become a single limited liability company as the Surviving Entity. The effect of the Merger upon each of First Federal and the Surviving Entity shall be as provided in Chapter Seven of the MBCA with respect to the merger of domestic corporations with a domestic business organization. Without limiting the generality of the foregoing, and subject to the MBCA, at the Effective Time: (a) all the rights, privileges, powers, franchises, licenses, and interests in and to every type of property (whether real, personal or mixed) of MergerSub and First Federal, shall vest in the Surviving Entity, (b) all choses in action MergerSub and First Federal shall continue unaffected and uninterrupted by the Merger and shall accrue to the Surviving Entity and (c) all debts, liabilities and duties of MergerSub and First Federal shall become the debts, liabilities and duties of the Surviving Entity.

        1.7    CONVERSION OF STOCK.    At the Effective Time, by virtue of the Merger and without any action on the part of Mackinac, MergerSub, First Federal or the holder of any of the following securities (each a "Mackinac Common Shareholder" or a "First Federal Common Shareholder"):

          (a)    No Effect on Mackinac Common Stock.    Each share of the common stock, no par value per share, of Mackinac (the "Mackinac Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)    No Effect on MergerSub Membership Interests.    Each of the membership interests of MergerSub shall continue unaffected and unimpaired by the Merger.

          (c)    Conversion of First Federal Common Stock.    Subject to Section 1.7(f), each share of the common stock, par value $0.01 per share, of First Federal ("First Federal Common Stock") that is issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be automatically cancelled, and shall be converted into the right to receive, in exchange for each such share, that number of shares of Mackinac Common Stock equal to the Exchange Ratio, plus cash, in an amount, if any, equal to the quotient resulting from dividing (i) the difference resulting from (x) where (x) is equal to $8,000,000 less the Special Dividend Reduction, if any, and (y) the Special Dividend actually paid, by (ii) 3,726,925 (the "Merger Consideration"); provided, however, that each share of First Federal Common Stock issued and outstanding immediately prior to the Effective Time that is held by any Subsidiary of First Federal, by Mackinac or any Subsidiary of Mackinac (in each case other than shares held in any First Federal Benefit Plan or Mackinac Benefit Plan or related trust accounts or otherwise held in any fiduciary or agency capacity or as a result of debts previously contracted) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

          (d)    Cancellation of Certain Shares of First Federal Stock.    All shares of First Federal Common Stock issued and outstanding immediately prior to the Effective Time that are owned directly by First Federal (other than (i) shares held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties and (ii) shares held, directly or indirectly, by First Federal in respect of a debt previously contracted) shall be cancelled and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares").

          (e)    Adjustments to Prevent Dilution.    If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Mackinac or First Federal, respectively, shall occur (or for which the relevant record date will occur) as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration, the Exchange Ratio and any other dependent items, as applicable, shall be equitably and proportionately adjusted, if necessary and without duplication, to reflect such change.

          (f)    Further Adjustments.    In the event that, as of the Determination Date (as defined below):

              (i)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is greater than 1.20; and

             (ii)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is greater than the number obtained by (x) dividing the Final Index Price by the Initial Index Price (the "Index Ratio") and (y) then increasing the Index Ratio by 0.20, the Exchange Ratio shall be adjusted such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing (i) the Maximum Adjustment Price by (ii) the Average Closing Price.

        As used herein, the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the volume weighted average price per share of the Mackinac Common Stock (based on "regular way" trading on the NASDAQ Stock Market only) over the twenty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date, as calculated by Bloomberg Financial LP under the function "VWAP".

        "Determination Date" shall mean the fourth Business Day immediately prior to the Closing Date, or if such day is not a trading day on the NASDAQ Stock Market, then the trading day immediately preceding such day.

        "Final Index Price" shall mean the average of the Index Prices for the 20 consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

        "Index Group" shall mean the Nasdaq Bank Index.

        "Index Price" shall mean the closing price of the Index Group on any applicable Trading Day.

        "Initial Index Price" shall mean $4,213.47, which is the closing price of the Index Group on the last Trading Day immediately preceding the date of this Agreement.

        "Mackinac Initial Price" shall mean $15.9472.

        "Maximum Adjustment Price" shall mean the product of 1.20 and the Mackinac Initial Price.

        "Trading Day" means any day on which the NASDAQ Stock Market is open for trading; provided that, a "Trading Day" only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time).

        If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 1.7(f) shall be appropriately adjusted for the purposes of applying Section 1.7(e) and this Section 1.7(f) as necessary to preserve the relative economic benefit to the Parties.

        1.8    THE BANK MERGER.    Except as provided below, after the Effective Time and at or after the close of business on the Closing Date, First Federal of Northern Michigan, a federal stock savings association and first-tier subsidiary of First Federal ("First Federal Bank"), shall be consolidated (the "Bank Merger") with and into mBank, a Michigan state-chartered bank and first-tier subsidiary of Mackinac ("mBank"), in accordance with the provisions of applicable federal and state banking laws and regulations, and mBank shall be the surviving bank (the "Surviving Bank"). The Bank Merger shall have the effects as set forth under applicable federal and Michigan banking laws and regulations, and the Parties shall cause the Boards of Directors of First Federal Bank and mBank, respectively, to approve a separate conditional consolidation agreement (the "Bank Consolidation Agreement") in substantially the form attached hereto as EXHIBIT B, and cause the Bank Consolidation Agreement to be executed and delivered as soon as practicable following the date of execution of this Agreement. Mackinac shall cause the Bank Merger to be effected following the Effective Time in accordance with the Michigan Banking Code (the "MBC"). As provided in the Bank Consolidation Agreement, the Bank Merger may be abandoned at the election of mBank at any time, whether before or after filings are made for regulatory approval of the Bank Merger, but if the Bank Merger is abandoned for any reason, First Federal Bank shall continue to operate under its current name.

ARTICLE II
DELIVERY OF MERGER CONSIDERATION

        2.1    EXCHANGE AGENT.    Prior to the Effective Time, Mackinac shall appoint a bank or trust company selected by Mackinac and reasonably acceptable to First Federal or Mackinac's transfer agent, pursuant to an agreement (the "Exchange Agent Agreement"), to act as exchange agent (the "Exchange Agent") hereunder.

        2.2    DELIVERY OF MERGER CONSIDERATION.    At or prior to the Effective Time, Mackinac shall (i) authorize the Exchange Agent to deliver an aggregate number of shares of Mackinac and cash equal to the aggregate Merger Consideration to be issued and paid to the First Federal Common Shareholders and (ii) cash sufficient to pay holders of what would have been fractional shares of Mackinac Common Stock pursuant to Section 2.3(e) of this Agreement (the "Exchange Fund"), and First Federal shall deliver cash sufficient to pay the Special Dividend which shall be promptly paid by the Exchange Agent, pro-rata based on the outstanding First Federal Common Stock on the Closing Date, to the First Federal Common Shareholders .

        2.3    EXCHANGE PROCEDURES.

          (a)   As a condition to receiving the Merger Consideration for each share of First Federal Common Stock held, each First Federal Common Shareholder shall be required to duly execute and deliver to the Exchange Agent a letter of transmittal (each, a "Letter of Transmittal"). As promptly as practicable, but in any event no later than five Business Days following the Effective Time, and provided that First Federal has delivered, or caused to be delivered, to the Exchange Agent all information that is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall mail to each holder of record of a First Federal Certificate evidencing such shares (a "First Federal Certificate") a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the First Federal Certificate shall pass, only upon delivery of the First Federal Certificate to the Exchange Agent) and instructions for use in effecting the surrender of the First Federal Certificates in exchange for the Merger Consideration as provided for in this Agreement (such Letter of Transmittal and instructions to include applicable provisions with respect to delivery of an "agent's message" or other appropriate instructions with respect to First Federal Certificates that are book-entry shares). Each First Federal Common Shareholder, upon proper surrender of First Federal Certificates to the Exchange Agent, accompanied by duly executed Letters of Transmittal, shall be entitled to receive in exchange therefor (i) the Merger Consideration to which such First Federal Common Shareholder shall have become entitled pursuant to the provisions of Section 1.7, and/or (ii) a check representing the amount of cash in lieu of fractional shares that such holder has the right to receive hereunder. Each First Federal Certificate so surrendered shall be cancelled. Until so surrendered, each First Federal Certificate will be deemed for all purposes after the Effective Time to represent and evidence solely the right to receive the Merger Consideration to be paid therefor pursuant to this Agreement. Except as required by Law, no interest shall be payable with respect to the cash payable for fractional shares. If any First Federal Common Shareholder is unable to locate any First Federal Certificate(s) to be surrendered for exchange, the Exchange Agent shall deliver the corresponding share of the Merger Consideration to the registered Shareholder thereof upon receipt of a lost certificate affidavit and an indemnity agreement in a form acceptable to the Exchange Agent and Mackinac.

          (b)   No dividends or other distributions with respect to Mackinac Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Mackinac Common Stock represented thereby, in each case unless and until the surrender of such Certificate in accordance with this ARTICLE II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate in accordance with this ARTICLE II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to the whole shares of Mackinac Common Stock represented by such Certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Mackinac Common Stock issuable with respect to such Certificate.

          (c)   In the event of a transfer of ownership of a Certificate representing First Federal Common Stock that is not registered in the stock transfer records of First Federal, the Merger Consideration (including cash in lieu of fractional shares of Mackinac Common Stock) shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such First Federal Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate, or establish to the reasonable satisfaction of Mackinac that the tax has been paid or is not applicable.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of First Federal of the shares of First Federal Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of First Federal Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Mackinac Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this ARTICLE II.

          (e)   Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of Mackinac Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Mackinac Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Mackinac. In lieu of the issuance of any such fractional share, Mackinac shall pay to each former shareholder of First Federal who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average, rounded to the nearest one tenth of a cent, of the closing sale prices of Mackinac Common Stock based on information reported by the Nasdaq Stock Market (the "Nasdaq") (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Mackinac) for the five (5) trading days immediately preceding the Effective Time (the "Mackinac Closing Price") by (ii) the fraction of a share (after taking into account all shares of First Federal Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Mackinac Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.7.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the shareholders of First Federal as of the one year anniversary of the Effective Time may be paid to Mackinac. In such event, any former shareholders of First Federal who have not theretofore complied with this ARTICLE II shall thereafter look only to Mackinac with respect to the Merger Consideration, any cash in lieu of any fractional shares and any unpaid dividends and distributions on the Mackinac Common Stock deliverable in respect of each share of First Federal Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Mackinac, First Federal, the Exchange Agent or any other Person shall be liable to any former holder of shares of First Federal Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (g)   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Mackinac or the Exchange Agent, the posting by such Person of a bond in such amount as Mackinac may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof in accordance with the terms of this Agreement and requirements of this ARTICLE II.

 ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIRST FEDERAL

        Except as disclosed in the Disclosure Schedule, First Federal represents and warrants to Mackinac that the following is true and correct. The Disclosure Schedule shall be organized to correspond to the Sections in this Article III. Each exception set forth in the Disclosure Schedule shall be deemed to qualify (1) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule and (2) any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation).

        3.1    CORPORATE ORGANIZATION.

          (a)   First Federal is a corporation organized under the laws of the State of Maryland, and First Federal Bank is federal stock savings association, each duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. The deposit accounts of First Federal Bank are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Bank Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required in connection therewith have been paid by First Federal Bank when due. First Federal Bank is a member in good standing of the Federal Home Loan Bank of Indianapolis (the "FHLB") and owns the requisite amount of stock therein. First Federal has the requisite corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted. First Federal is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. True and complete copies of the Articles of Incorporation of First Federal, as amended (the "First Federal Articles of Incorporation") and bylaws of First Federal, as amended (the "First Federal Bylaws"), as in effect as of the date of this Agreement, have previously been furnished or made available to Mackinac. First Federal is not in violation of any of the provisions of the First Federal Articles of Incorporation or First Federal Bylaws.

          (b)   Section 3.1(b) of the Disclosure Schedule sets forth a complete and correct list of all the Subsidiaries of First Federal (each, a "First Federal Subsidiary" and collectively the "First Federal Subsidiaries"). Section 3.1(b) of the Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each such Subsidiary, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of any of the First Federal Subsidiaries are validly issued, fully paid and nonassessable and such shares or other securities are owned by First Federal or another of its Subsidiaries free and clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restriction of any kind ("Lien") with respect thereto. Each First Federal Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the Laws of its jurisdiction of organization, (ii) is duly licensed and qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified (except for jurisdictions in which the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect) and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. A true, correct and complete copy of the articles or certificate of incorporation or certificate of trust and bylaws (or similar governing documents) of each First Federal Subsidiary, as amended and currently in effect, has been delivered and made available to Mackinac. Except for its interests in First Federal Subsidiaries, First Federal does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person. As used in this Agreement, "Subsidiary" shall mean, when used with respect to any party, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is or directly or indirectly has the power to appoint a general partner, manager or managing member.

        3.2    CAPITALIZATION.    The authorized capital stock of First Federal consists of 20,000,000 shares of First Federal Common Stock. As of the date of this Agreement, there are 3,726,925 shares of First Federal Common Stock issued and outstanding, and no other shares of capital stock or other voting securities of First Federal issued, reserved for issuance or outstanding. All of the issued and outstanding shares of First Federal Common Stock have been duly authorized and validly issued, are fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which First Federal shareholders may vote ("Voting Debt") are issued or outstanding. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of First Federal, or otherwise obligating First Federal to issue, transfer, sell, purchase, redeem or otherwise acquire, or to register under the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder (the "Securities Act"), any such securities. Except for the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Federal Common Stock. No equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Federal or any of its Subsidiaries) are outstanding.

        3.3    AUTHORITY; NO VIOLATION.

          (a)   First Federal has full corporate power and authority and is duly authorized to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of First Federal (including, without, limitation in a manner to satisfy the requirements of Article IX of the First Federal Articles of Incorporation), the board of directors of First Federal has resolved to recommend to First Federal's shareholders' approval and adoption of this Agreement and the transactions contemplated herein, and all necessary corporate action in respect thereof on the part of First Federal has been taken, subject to the approval by the affirmative vote of the holders of a majority of the outstanding shares of First Federal Common Stock (the "First Federal Requisite Shareholder Approval"). This Agreement has been duly and validly executed and delivered by First Federal. Assuming due authorization, execution and delivery by Mackinac and MergerSub, this Agreement constitutes a valid and binding obligation of First Federal, enforceable against First Federal in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Except as set forth in Schedule 3.3(b), neither the execution and delivery of this Agreement by First Federal nor the consummation by First Federal of the transactions contemplated hereby, nor compliance by First Federal with any of the terms or provisions hereof, will (i) violate any provision of the First Federal Articles of Incorporation or First Federal Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.3(a) and Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Federal or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under or in any payment conditioned, in whole or in part, on a change of control of First Federal or approval or consummation of transactions of the type contemplated hereby, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of First Federal or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which First Federal or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

        3.4    CONSENTS AND APPROVALS.    Except for (a) the filing of any required applications, filings or notices with the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the FDIC, the Michigan Department of Insurance and Financial Services (the "DIFS") and notice to the Office of the Comptroller of the Currency, as applicable, and approval of or non-objection to such applications, filings and notices, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the filing of the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock (if any) pursuant to this Agreement and (e) approval of listing of such Mackinac Common Stock (if any) on the Nasdaq, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency, arbitrator or commission or other governmental, prosecutorial, regulatory, self-regulatory authority or instrumentality (each, a "Governmental Entity") are required to be made or obtained by First Federal or any of its Subsidiaries in connection with (i) the execution and delivery by First Federal of this Agreement or (ii) the consummation of the transactions contemplated hereby. The only material third-party consents necessary in connection with (A) the execution and delivery by First Federal of this Agreement and (B) the consummation of the transactions contemplated hereby are set forth in Section 3.4 of the Disclosure Schedule.

        3.5    REPORTS.    First Federal and each of its Subsidiaries have filed (or furnished, as applicable) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto ("Reports"), that they were required to file (or furnish, as applicable) since January 1, 2014 with (a) the Federal Reserve, (b) the FDIC, (c) the DIFS, (d) the Office of the Comptroller of the Currency (the "OCC"), and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over the parties or their respective

Subsidiaries (each agency and authority identified in clauses (a) through (d), inclusive, a "Regulatory Agency," and collectively, the "Regulatory Agencies"), and all other Reports required to be filed (or furnished, as applicable) by them since January 1, 2014, including any Report required to be filed (or furnished, as applicable) pursuant to the Laws of the United States, any state or any Regulatory Agency and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such Report or to pay such fees and assessments would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole. Any such Report regarding First Federal filed with or otherwise submitted to any Regulatory Agency, as of the date of its filing or submission, as applicable, complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of First Federal and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of First Federal, examination or investigation by, any Regulatory Agency into the business or operations of First Federal or any of its Subsidiaries. There are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of First Federal or any of its Subsidiaries, except for any such violations, criticisms or exceptions that would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on First Federal and its Subsidiaries, taken as a whole.

        3.6    FINANCIAL STATEMENTS.

          (a)   First Federal has previously made available to Mackinac copies of the following financial statements (the "First Federal Financial Statements"): (i) the audited consolidated balance sheets of First Federal and its Subsidiaries for years ended December 31, 2016 and December 31, 2015, and the related audited consolidated statements of income and cash flow for fiscal years 2016 and 2015, and (ii) the unaudited consolidated balance sheet (the "Balance Sheet") and consolidated statements of income and cash flow for the fiscal quarter ended September 30, 2017 (the "Balance Sheet Date"). The First Federal Financial Statements fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of First Federal and its Subsidiaries as of the respective dates or for the respective periods therein set forth and have been prepared in accordance with either U.S. generally accepted accounting principles ("GAAP") or regulatory accepted accounting procedures pursuant to regulatory requirements, as applicable, consistently applied during the periods involved, and, in the case of interim financial statements, subject to recurring year-end adjustments normal in nature and amount. The First Federal Financial Statements have been prepared from, and are in accordance with, the books and records of First Federal and its Subsidiaries.

          (b)   First Federal maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the business of First Federal and its Subsidiaries. First Federal has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting. Other than as set forth in Section 3.6(b) of the Disclosure Schedule, since December 31, 2010, First Federal has not experienced or effected any material change in internal control over financial reporting.

          (c)   Since December 31, 2014, (i) neither First Federal nor any of its Subsidiaries nor, to the Knowledge of First Federal, any director, officer, employee, auditor, accountant or representative of First Federal or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of First Federal or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2014, including any material complaint, allegation, assertion or claim that First Federal or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) to the Knowledge of First Federal, no attorney representing First Federal or any of its Subsidiaries, whether or not employed by First Federal or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after December 31, 2014, by First Federal or any of its officers, directors, employees or agents to the board of directors of First Federal or any committee thereof or to any director or officer of First Federal.

          (d)   The books and records kept by First Federal and any of its Subsidiaries are in all material respects complete and accurate and have been maintained in the ordinary course of business and in accordance with applicable Laws and accounting requirements.

          (e)   Neither First Federal nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among First Federal and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement"), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, First Federal or any of its Subsidiaries in First Federal's or such Subsidiary's financial statements.

        3.7    UNDISCLOSED LIABILITIES.    Except for (a) those liabilities that are set forth on the Balance Sheet and (b) liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and that are not and would not be reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, neither First Federal nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on the Balance Sheet if it had existed on the Balance Sheet Date.

        3.8    ABSENCE OF CERTAIN CHANGES OR EVENTS.    Since December 31, 2015, (a) First Federal and its Subsidiaries have, in all material respects, carried on their respective businesses in the ordinary course consistent with their past practices; (b) First Federal has not taken any of the actions that First Federal has agreed not to take or permit its Subsidiaries to take from the date hereof through the Effective Time pursuant to subsections (a), (b), (c), (d), (e), (f), (h), (i), (k), (m), (n), (o) and (q) of Section 5.2; and (c) there has not been any Material Adverse Effect.

        3.9    LEGAL PROCEEDINGS.    Except as set forth in Section 3.9 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is a party to or the subject of any, and there are no outstanding or pending or, to the Knowledge of First Federal, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Federal or any of its Subsidiaries. There is no injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon First Federal, any of its Subsidiaries or the assets of First Federal or any of its Subsidiaries.

        3.10    TAXES AND TAX RETURNS.

          (a)   First Federal and each of its Subsidiaries has duly and timely filed or caused to be filed (including all applicable extensions) all federal, state, foreign and local Tax Returns required to be filed by it or with respect to it (all such Tax Returns being accurate and complete in all respects) and has duly and timely paid or caused to be paid on its behalf all Taxes required to be paid by it (whether or not shown to be due on such Tax Returns). All such Tax Returns were true, correct and complete in all respects and were prepared in compliance with applicable Law. None of First Federal and its Subsidiaries are currently the beneficiary of any extension of time within which to file any Tax Return. Through the date hereof, First Federal and its Subsidiaries do not have any liability for Taxes in excess of the amount reserved or provided for on their financial statements.

  First Federal and each of its Subsidiaries has made adequate provision on the Balance Sheet for all accrued Taxes not yet due and payable.

          (b)   No jurisdiction where First Federal or any of its Subsidiaries do not file a Tax Return has made a claim that any of First Federal and its Subsidiaries is required to file a Tax Return in such jurisdiction. No jurisdiction where First Federal or any of its Subsidiaries have filed Tax Returns has made a claim that such entity is or may be subject to taxation by that jurisdiction for any type of Tax for which it has not been filing Tax Returns in that jurisdiction.

          (c)   No Liens for Taxes exist with respect to any of the assets of First Federal or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.

          (d)   There are no audits, examinations, disputes or proceedings pending or threatened in writing with respect to, or claims or assessments asserted or threatened in writing for, any Taxes of First Federal or any of its Subsidiaries.

          (e)   There is no waiver or extension of the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax with respect to First Federal and any of its Subsidiaries, which waiver or extension is in effect.

          (f)    All Taxes required to be withheld, collected or deposited by or with respect to First Federal and each of its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity. First Federal and each of its Subsidiaries have complied in all respects with all information reporting and backup withholding provisions of applicable Law, including the collection, review and retention of any required withholding certificates or comparable documents (including with respect to deposits) and any notice received pursuant to Section 3406(a)(1)(B) or (C) of the Code.

          (g)   Neither First Federal nor any of its Subsidiaries has participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(1). First Federal has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (h)   First Federal has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (i)    Neither First Federal nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing, allocation, indemnity or similar agreements or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other Person.

          (j)    Neither First Federal nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Federal) or (ii) has any liability for the Taxes of any Person (other than First Federal or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

          (k)   Neither First Federal nor any of its Subsidiaries has been, within the past two years or otherwise, part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the transactions contemplated in this Agreement are also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.

          (l)    Since January 1, 2013, neither First Federal nor any of its Subsidiaries has been required (or has applied) to include in income any material adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by First Federal or any of its Subsidiaries, and the Internal Revenue Service ("IRS") has not initiated or proposed any such material adjustment or change in accounting method (including any method for determining reserves for bad debts maintained by First Federal or any Subsidiary).

          (m)  Neither First Federal nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income as a result of any (i) adjustment required by a change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or (iv) installment sale or open transaction disposition made, or prepaid amount received, on or prior to the Closing Date; installment sale or open transaction disposition made on or prior to the Closing Date; or (vi) election made under Section 108(i) of the Code.

          (n)   Neither First Federal nor any of its Subsidiaries has any application pending with any Governmental Entity requesting permission for any changes in accounting method.

          (o)   First Federal has made available to Mackinac true and complete copies of the United States federal, state, local, and foreign consolidated income Tax Returns filed with respect to First Federal Bank for taxable periods ended December 31, 2016 and 2015, together with correct and complete copies of all examination reports, and statements of deficiencies assessed against or agreed to by First Federal with respect to any Taxes since December 31, 2010. First Federal has timely and properly taken such actions in response to and in compliance with any notices that First Federal has received from the IRS or any state, local or other Tax authority in respect of information reporting and backup and nonresident withholding as are required by law.

          (p)   No rulings, requests for rulings or closing agreements have been entered into with or issued by, or are pending with, any Governmental Entity with respect to First Federal or any of its Subsidiaries.

          (q)   Neither First Federal nor any of its Subsidiaries has taken, expects to take, or has agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

          (r)   Without regard to the transactions contemplated by this Agreement, neither First Federal nor any of its subsidiaries has undergone an "ownership change" with the meaning of Section 382 of the Code or any similar or corresponding provision or state, local or foreign Tax Law.

        3.11    EMPLOYEE BENEFIT PLANS.

          (a)   Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of ERISA), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, welfare, retirement, severance or other compensatory or benefit plans, programs, policies or arrangements, and all retention, bonus, employment, termination, severance, change-in-control or other contracts or agreements (whether or not subject to ERISA) to which First Federal or any Subsidiary or any of their respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which First Federal or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation, contingent or otherwise, or that are maintained, contributed to or sponsored by First Federal or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of First Federal or any Subsidiary or any of their respective ERISA Affiliates (all such plans, programs, policies, arrangements, contracts or agreements, whether or not listed in Section 3.11(a) of the Disclosure Schedule, collectively, the "First Federal Benefit Plans").

          (b)   First Federal has delivered or made available to Mackinac true, correct and complete copies of the following (as applicable): (i) the written document evidencing each First Federal Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three plan years, (iii) the current IRS determination, opinion or advisory letter relating to each First Federal Benefit Plan that is a Qualified Plan (as defined in Section 3.11(e) and as disclosed on Section 3.11(e) of the Disclosure Schedule), (iv) the most recently prepared actuarial report or financial statement, if any, relating to a First Federal Benefit Plan, (v) the most recent summary plan description, if any, for such First Federal Benefit Plan (or other descriptions of such First Federal Benefit Plan provided to employees) and all modifications thereto, (vi) all material correspondence with the United States Department of Labor or the IRS relating to any First Federal Benefit Plan during the period January 1, 2014 through the present date, (vii) all amendments, modifications or material supplements to any First Federal Benefit Plan and (viii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a First Federal Benefit Plan. Except as specifically provided in the foregoing documents delivered or made available to Mackinac, there are no amendments on or after January 1, 2016 to any First Federal Benefit Plans that have been adopted or approved nor has First Federal or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new First Federal Benefit Plans.

          (c)   Each First Federal Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither First Federal nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, the United States Department of Labor or any other Governmental Entity with respect to any First Federal Benefit Plan within the current calendar year or any of the preceding six (6) calendar years, and neither First Federal nor any of its Subsidiaries has any Knowledge of any material defect as to any First Federal Benefit Plan that would qualify for correction under any such program.

          (d)   Section 3.11(d) of the Disclosure Schedule lists each First Federal Benefit Plan that is a "nonqualified deferred compensation plan" as defined in Section 409A(d)(1) of the Code and the regulations and guidance thereunder (a "Nonqualified Deferred Compensation Plan"). Each Nonqualified Deferred Compensation Plan, and each award thereunder, has since January 1, 2007 complied with the documentary and operational requirements of Section 409A of the Code and the regulations and guidance thereunder. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held.

          (e)   Section 3.11(e) of the Disclosure Schedule identifies each First Federal Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a current favorable determination, opinion or advisory letter with respect to each Qualified Plan and the related trust, and there are no existing circumstances and no events have occurred that could adversely affect in a material way the qualified status of any Qualified Plan or the related trust. No trust funding any First Federal Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

          (f)    Except as set forth in Section 3.11(f) of the Disclosure Schedules with respect to clauses (ii) and (iii) of this Section 3.11(f), no First Federal Benefit Plan is, and none of First

  Federal or any of its Subsidiaries or any ERISA Affiliate sponsors, maintains, contributes to or has any actual or potential liability with respect to any: (i) "multiemployer plan" as defined in Section 3(37) of ERISA; (ii) a "defined benefit plan" as defined in Section 3(35) of ERISA or any other plan that is subject to the funding requirements of Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code; (iii) a "multiple employer plan" within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA. There is no lien pursuant to Sections 303(k) or 4068 of ERISA or Sections 412(n) (as in effect prior to its repeal) or 430(k) of the Code in favor of, or enforceable by the Pension Benefit Guaranty Corporation or any other entity with respect to any of the assets of First Federal or any of its Subsidiaries or any ERISA Affiliate.

          (g)   To the Knowledge of First Federal, there have been no "prohibited transactions" (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any First Federal Benefit Plan. To the Knowledge of First Federal, no fiduciary of any First Federal Benefit Plan has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any First Federal Benefit Plan. No proceeding with respect to the administration or the investment of the assets of any First Federal Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of First Federal, threatened.

          (h)   Except as set forth in Section 3.11(h) of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by COBRA. Except as set forth in Section 3.11(h) of the Disclosure Schedule, First Federal and each of its Subsidiaries have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit First Federal's or such Subsidiary's right to amend, terminate or modify any such benefits.

          (i)    Except as set forth in Section 3.11(i) of the Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of First Federal or any of its Subsidiaries, or result in any limitation on the right of First Federal or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any First Federal Benefit Plan or related trust. No payment or benefit (including, without limitation, any grant or vesting of an equity interest or any option to acquire any equity interest or any payment of severance) has been made or provided or will or may be made or provided to any current or former employee or other service provider of First Federal or any of its Subsidiaries that, considered individually or considered collectively with any other such payment or benefit , will or could be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law). No First Federal Benefit Plan, or any written or oral agreement or practice) obligates First Federal or any of its Subsidiaries to provide for the gross-up, reimbursement or indemnification of or in respect of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (j)    No First Federal Benefit Plan is under audit or the subject of an investigation by the IRS, the United States Department of Labor, the PBGC, the SEC or any other Governmental Entity,

  nor is any such audit or investigation pending or, to First Federal's Knowledge, threatened. First Federal has no liability (whether or not assessed) under Section 4980D or 4980H of the Code.

          (k)   All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each First Federal Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) and all contributions for any period ending on or before the Closing Date that are not yet due have been made to each such First Federal Benefit Plan or properly accrued. All premiums for all periods ending on or before the Closing Date have been paid with respect to each First Federal Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA). First Federal has met, and there has been no waiver of, the minimum funding standard under Section 412(a) of the Code and Section 302(a) of ERISA with respect to its funding obligations under the First Federal Benefit Plan that is set forth in Schedule 3.11(f).

          (l)    First Federal and its Subsidiaries have, for the purposes of each First Federal Benefit Plan, correctly classified those individuals performing services for First Federal or its Subsidiaries as common law employees, leased employees, independent contractors or agents.

        3.12    LABOR MATTERS.

          (a)   There are no agreements with, or pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for any of the employees of First Federal or any of its Subsidiaries and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other comparable foreign, state or local labor relations tribunal or authority. There are no organizing activities, labor strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes, other than routine grievance matters, now pending or threatened against or involving First Federal or any of its Subsidiaries and there have not been any such labor strikes, work stoppages or other labor troubles, other than routine grievance matters, with respect to First Federal or any of its Subsidiaries at any time within five (5) years of the date of this Agreement.

          (b)   Neither First Federal nor any of its Subsidiaries is currently or at any time since January 1, 2014 has been a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Each of First Federal and its Subsidiaries are in material compliance with all applicable state, federal and local Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave and employee terminations, and have not engaged in any unfair labor practices or similar prohibited practices. Except as would not result in any material liability to First Federal or any of its Subsidiaries, there are no complaints, lawsuits, arbitrations, administrative proceedings or other proceedings of any nature pending or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries brought by any current or former employee or their eligible dependents or beneficiaries.

          (c)   All salaried employees, hourly employees, and temporary employees of First Federal or any of the First Federal Subsidiaries are employed on an at-will basis by First Federal or any of the First Federal Subsidiaries and may be terminated at any time with or without cause and without any severance or other liabilities to First Federal or any First Federal Subsidiary, or have signed an agreement or acknowledged in writing that their employment is at will. There has been no written representation by First Federal or any First Federal Subsidiary made to any employees that commits First Federal, any First Federal Subsidiary, or the Surviving Entity to retain them as employees for any period of time subsequent to the Closing.

          (d)   Since January 1, 2014, neither First Federal nor any First Federal Subsidiary has effectuated a "plant closing" or a "mass lay off" (in each case, as defined in the WARN Act), in either case affecting any site of employment or facility of First Federal or any First Federal Subsidiary, except in compliance with the WARN Act.

          (e)   There is no audit, investigation, charge or proceeding with respect to a material violation of any occupational health and safety standards that is pending or unremedied, or to the Knowledge of First Federal, threatened against First Federal or any First Federal Subsidiary. First Federal and all of the First Federal Subsidiaries are in compliance with all applicable occupational health and safety Laws, except for such failures to comply as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

          (f)    Neither First Federal nor any First Federal Subsidiary is a party or subject to any Contract which restricts First Federal or any First Federal Subsidiary from relocating, closing or terminating any of its operations or facilities or any portion of its operations or facilities.

          (g)   The consummation of the transactions contemplated by this Agreement will not create liabilities for any act by First Federal or any First Federal Subsidiary on or prior to the Closing under any collective bargaining agreement, contract or First Federal Benefit Plans.

          (h)   First Federal has implemented commercially reasonable procedures to ensure that all employees who are performing services for First Federal or any First Federal Subsidiary in the United States are legally permitted to work in the United States and will be legally permitted to work in the United States for the Surviving Entity or any of its Subsidiaries following the consummation of the transactions contemplated by this Agreement.

          (i)    The policies, programs, and practices of First Federal and all First Federal Subsidiaries relating to equal opportunity and affirmative action, wages, employee classifications (including independent contractor versus employee and exempt versus non-exempt), hours of work, employee disabilities, employment termination, employment discrimination, employee safety, labor relations, and other terms and conditions of employment are in compliance in all material respects with applicable Law governing or relating to employment and employer practices and facilities.

        3.13    COMPLIANCE WITH APPLICABLE LAW.

          (a)   First Federal and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with all, and are not and have not been in violation of any, applicable Laws, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not be material to First Federal and its Subsidiaries, taken as a whole, and neither First Federal nor any of its Subsidiaries has Knowledge of, or has received notice of, any violations of any of the above, except for such violations that would not be material to First Federal and its Subsidiaries, taken as a whole.

          (b)   Except as would not be material to First Federal and its Subsidiaries, taken as a whole, First Federal and each of its Subsidiaries have properly administered all accounts for which First Federal or any of its Subsidiaries acts as a fiduciary, including accounts for which First Federal or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the governing documents and applicable Law in all material respects. None of First Federal or any of its Subsidiaries, or any director, officer or employee of First Federal or any of its Subsidiaries, has committed any breach of trust with respect to any such fiduciary account that would be material to First Federal and its Subsidiaries, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect in all material respects the assets of such fiduciary account.

          (c)   Except as set forth in Section 3.13 of the Disclosure Schedule, First Federal and each insured depository Subsidiary of First Federal is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the Community Reinvestment Act of 1997 ("CRA") is no less than "satisfactory." Neither First Federal nor any First Federal Subsidiary has been informed that its status as "well-capitalized," "well managed" or "satisfactory" for CRA purposes will change within one year. All deposit liabilities of First Federal and its Subsidiaries are insured by the FDIC to the fullest extent under the Law. First Federal and its Subsidiaries have met all conditions of such insurance, including timely payment of its premiums.

        3.14    MATERIAL CONTRACTS.

          (a)   Other than as set forth in Section 3.14 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is a party to or bound by, as of the date hereof, any of the following (each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether written or oral and whether or not set forth in the Disclosure Schedule, is referred to as a "Material Contract"):

              (i)  any contract or agreement entered into since January 1, 2014 (and any contract or agreement entered into at any time to the extent that material obligations remain as of the date hereof), other than in the ordinary course of business consistent with past practice, for the acquisition of the securities of or any material portion of the assets of any other Person or entity;

             (ii)  any trust indenture, mortgage, promissory note, loan agreement or other contract, agreement or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where First Federal or any of its Subsidiaries is a lender, borrower or guarantor other than agreements evidencing deposit liabilities, trade payables and contracts or agreements relating to borrowings entered into in the ordinary course of business;

           (iii)  any contract or agreement limiting the freedom of First Federal or any of its Subsidiaries to engage in any line of business or to compete with any other Person or prohibiting First Federal or any of its Subsidiaries from soliciting customers, clients or employees, in each case whether in any specified geographic region or business or generally;

            (iv)  any contract or agreement with any Affiliate of First Federal or its Subsidiaries;

             (v)  any agreement of guarantee, support or indemnification by First Federal or its Subsidiaries, assumption or endorsement by First Federal or its Subsidiaries of, or any similar commitment by First Federal or its Subsidiaries with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person other than those entered into in the ordinary course of business;

            (vi)  any agreement which would be terminable other than by First Federal or its Subsidiaries or any agreement under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events);

           (vii)  any alliance, cooperation, joint venture, shareholders' partnership or similar agreement involving a sharing of profits or losses relating to First Federal or any of its Subsidiaries;

          (viii)  any employment agreement with any employee or officer of First Federal or any of its Subsidiaries;

            (ix)  any broker, distributor, dealer, agency, sales promotion, customer or client referral, underwriter, administrative services, market research, market consulting or advertising agreement providing for annual payments by First Federal or its Subsidiaries of more than $100,000;

             (x)  any agreement, option or commitment or right with, or held by, any third party to acquire, use or have access to, any assets or properties, or any interest therein, of First Federal or its Subsidiaries, other than in connection with the sale of Loans, Loan participations or investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of First Federal;

            (xi)  any contract or agreement that contains any (A) exclusive dealing obligation, (B) "clawback" or similar undertaking requiring the reimbursement or refund of any fees, (C) "most favored nation" or similar provision granted by First Federal or any of its Subsidiaries or (D) provision that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of First Federal or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;

           (xii)  any material contract or agreement which would require any consent or approval of a counterparty as a result of the consummation of the transactions contemplated by this Agreement;

         (xiii)  any contract under which First Federal or any First Federal Subsidiary will have a material obligation with respect to an "earn-out," contingent purchase price or similar contingent payment obligation, or any other material liability after the date hereof;

          (xiv)  any lease or other contract (whether real, personal or mixed, tangible or intangible) pursuant to which the annualized rent or lease payments for the lease year that includes December 31, 2016, as applicable, were in excess of $75,000;

           (xv)  any contract or agreement for the use or purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by First Federal or its Subsidiaries of $75,000; and

          (xvi)  any other contract that would be required to be filed as an exhibit to a Form 10-K filed by First Federal or its Subsidiaries as of the date of this Agreement pursuant to the reporting requirements of the Exchange Act if First Federal were subject to such reporting requirements.

          (b)   First Federal and its Subsidiaries have performed in all material respects all of the obligations required to be performed by them and are entitled to all accrued benefits under, and are not alleged (or otherwise to the Knowledge of First Federal) to be in default in respect of, each Material Contract to which First Federal or its Subsidiaries are a party or by which First Federal or its Subsidiaries are bound, except as would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Material Contracts is valid and binding on First Federal or its applicable Subsidiary and in full force and effect, without amendment, and there exists no default or event of default or event, occurrence, condition or act, with respect to First Federal or its Subsidiaries or, to the Knowledge of First Federal, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except, as would not, individually or in the aggregate, have a Material Adverse Effect. True, correct and complete copies of all Material Contracts have been made available to Mackinac.

        3.15    AGREEMENTS WITH REGULATORY AGENCIES.     Other than as set forth in Section 3.15 of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Disclosure Schedule, a "First Federal Regulatory Agreement"), nor does First Federal have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other governmental agency that could reasonably be expected to lead to the issuance of any such First Federal Regulatory Agreement. Neither First Federal nor any First Federal Subsidiary is required by Section 32 of the Federal Deposit Insurance Act of 1950, as amended, FDIC Regulation Part 359 or the Federal Reserve to give prior notice to a federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer or to limit golden parachute payments or indemnification.

        3.16    INVESTMENT SECURITIES.

        Each of First Federal and its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any Lien, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of First Federal or any of its Subsidiaries and except for such defects in title or Liens that would not be material to First Federal and its Subsidiaries. Such securities are valued on the books of First Federal and its Subsidiaries in accordance with GAAP.

          (a)   First Federal and its Subsidiaries employ investment, securities risk management and other policies, practices and procedures which First Federal believes are prudent and reasonable in the context of such businesses.

        3.17    DERIVATIVE INSTRUMENTS.     All Derivative Transactions, whether entered into for the account of First Federal or one of its Subsidiaries or for the account of a customer of First Federal or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by First Federal, as applicable and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Federal or one of their respective Subsidiaries, as applicable, enforceable against it in accordance with their terms (except as such enforcement may be limited by (a) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (b) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law), and are in full force and effect. First Federal and its Subsidiaries have duly performed in all material respects all of their obligations thereunder to the extent required, and, to First Federal's Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of First Federal and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in the books and records of First Federal and such Subsidiaries in accordance with GAAP. As used herein, "Derivative Transactions" means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, prices, values, or other financial or non-financial assets, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including any collateralized debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

        3.18    ENVIRONMENTAL LIABILITY.

          (a)   Each of First Federal and its Subsidiaries, and, to First Federal's Knowledge (except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of First Federal), any property in which First Federal or any of its Subsidiaries holds a security interest, is in material compliance with all local, state or federal environmental, health or safety Laws, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Environmental Laws").

          (b)   There are no legal, administrative, arbitral or other proceedings, claims or actions pending, or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries, nor are there governmental or third-party investigations, remediation activities or governmental investigations that seek to impose or that could reasonably be expected to result in the imposition, on First Federal or any of its Subsidiaries, of any liability or obligation arising under any Environmental Law pending or, to the Knowledge of First Federal, threatened against First Federal or any of its Subsidiaries, which liability or obligation would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole. To the Knowledge of First Federal, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole.

          (c)   Except as set forth in written third party environmental reports included in the relevant Loan Documentation regarding real property securing a Loan made in the ordinary course of business to a third party that is not an Affiliate of First Federal, to the Knowledge of First Federal, during or prior to the period of (i) First Federal's or any of its Subsidiaries' ownership or operation of any property, (ii) First Federal's or any of its Subsidiaries' participation in the management of any property or (iii) First Federal's or any of its Subsidiaries' holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive, or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to, individually or in the aggregate, be material to First Federal and its Subsidiaries, taken as a whole.

          (d)   Neither First Federal nor any of its Subsidiaries is subject to any agreement, order, judgment or decree by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation in connection with the foregoing in any material respect. There has been no written third-party environmental site assessment conducted since January 1, 2014 assessing the presence of hazardous materials located on any property owned or leased by First Federal or any First Federal Subsidiary that is within the possession or control of First Federal or its Affiliates as of the date of this Agreement that has not been delivered to Mackinac prior to the date of this Agreement.

        3.19    INSURANCE.    First Federal and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as constitute reasonably adequate coverage against all risks customarily insured against by banking institutions and their subsidiaries of comparable size and operations to First Federal and its Subsidiaries. Section 3.19 of the Disclosure Schedule contains a list of all insurance policies applicable and available to First Federal and its Subsidiaries with respect to its business or that are otherwise maintained by or for First Federal or its Subsidiaries (the "First Federal Policies") (specifying policy type (e.g., whether such policy is claims-made), policy numbers, applicable deductible levels, policy periods, available limits of coverage, and information regarding any settlement or commutation of the same) and First Federal has provided true and complete copies of all such First Federal Policies to Mackinac. Except as set forth in Section 3.19 of the Disclosure Schedule, there is no claim for coverage by First Federal or any of its Subsidiaries pending under any of such First Federal Policies as to which coverage has been questioned, denied or disputed by the underwriters of such First Federal Policies or in respect of which such underwriters have reserved their rights. Each First Federal Policy is in full force and effect and all premiums payable by First Federal or its Subsidiaries have been timely paid, by First Federal or its Subsidiaries, as applicable. Neither First Federal nor any of its Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of such First Federal Policies.

        3.20    TITLE TO PROPERTY.

          (a)   Section 3.20(a) of the Disclosure Schedule lists (i) all real property owned by First Federal or any First Federal Subsidiary (the "Owned Real Property"); (ii) all leases, subleases, licenses or other contracts (including all amendments, modifications, and supplements thereto) pursuant to which First Federal or its Subsidiaries leases land and/or buildings, together with the real property rights (including security deposits), benefits and appurtenances pertaining thereto and rights in respect thereof, including ground leases (the "Real Property Leases"); and (iii) all leases, subleases, licenses or other use agreements between First Federal or any of its Affiliates, as landlord, sublandlord or licensor, and third parties with respect to Owned Real Property or Leased Premises, as tenant, subtenant or licensee ("Tenant Leases"), in each case including all amendments, modifications, and supplements thereto, and all such documentation has been made available to Mackinac on or prior to the date hereof.

          (b)   Except as would not be material to First Federal, First Federal or one of its Subsidiaries (i) has good and marketable title to all Owned Real Properties, free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due (or being contested in good faith and for which adequate reserves have been established), (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (D) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((A) through (C) collectively, "Permitted Encumbrances") and (ii) has good and marketable leasehold interests in all parcels of real property leased to First Federal pursuant to the Real Property Leases (the "Leased Premises"), free and clear of all Liens of any nature created by First Federal or any of its Subsidiaries or, to the Knowledge of First Federal, any other Person, except for Permitted Encumbrances, and is in sole possession of the properties purported to be leased thereunder, subject and pursuant to the terms of the Real Property Leases. Since the Balance Sheet Date, none of the Leased Premises or Owned Real Property has been taken by eminent domain (or to First Federal's Knowledge is the subject of a pending or contemplated taking which has not been consummated). All of the land, buildings, structures, plants, facilities and other improvements leased or used by First Federal or any of its Subsidiaries in the conduct of First Federal's or such Subsidiary's business other than those items that comprise part of the Owned Real Property are included in the Leased Premises.

          (c)   Except as set forth in Section 3.20(c) of the Disclosure Schedule, no Person other than First Federal and its Subsidiaries has (or will have, at Closing) (i) any right in any of the Owned Real Property or any right to use or occupy any portion of the Owned Real Property or (ii) any right to use or occupy any portion of the Leased Premises. All buildings, structures, fixtures and appurtenances comprising part of the Owned Real Property are in good operating condition and have been well maintained, reasonable wear and tear excepted, and are in all material respects adequate and sufficient for the purposes to which they are used in the conduct of First Federal's business. First Federal and its Subsidiaries do not use in its business any material real property other than the Owned Real Property and the Leased Premises.

          (d)   Each of the Real Property Leases and each of the Tenant Leases is valid and binding on First Federal or its applicable Subsidiary and is in full force and effect, without amendment (other than as disclosed in Section 3.14(b) of the Disclosure Schedule) and there exists no default or event of default or event, occurrence, condition or act, with respect to First Federal or its Subsidiaries or, to the Knowledge of First Federal, with respect to the other parties thereto, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, except where such event of default would not reasonably be expected to, individually or in the aggregate, be material to the First Federal and its Subsidiaries, taken as a whole.

          (e)   First Federal and its Subsidiaries have operated the Owned Real Property and the Leased Premises, and the continued operation of the Owned Real Property and the Leased Premises in the manner it is used in First Federal and its Subsidiaries' business will be, in accordance in all material respects with all applicable Laws.

          (f)    Except as would not be material to First Federal, (i) First Federal and its Subsidiaries have good, valid and marketable title to all of the personal property of First Federal and its Subsidiaries consisting of the trade fixtures, shelving, furniture, on-premises ATMs, equipment, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures and supplies excluding any items consumed or disposed of, but including new items acquired or obtained, in the ordinary course of the operation of the business of First Federal and its Subsidiaries ("Personal Property") and (ii) each of the leases under which First Federal or its Subsidiaries lease Personal Property is valid, and in full force and effect, without default thereunder by the lessee or, to the Knowledge of First Federal, the lessor.

        3.21    INTELLECTUAL PROPERTY.

          (a)   First Federal and its Subsidiaries own, or are licensed or otherwise possess rights to use free and clear of all Liens, all material Intellectual Property used or held for use by First Federal and its Subsidiaries as of the date hereof (collectively, the "First Federal Intellectual Property") in the manner that it is currently used by First Federal and its Subsidiaries.

          (b)   Section 3.21(b) of the Disclosure Schedule lists all First Federal Intellectual Property that is the subject of a registration, issuance or pending application of First Federal or any of its Subsidiaries. First Federal or its Subsidiaries own title to all First Federal Intellectual Property set forth on Section 3.21(b) of the Disclosure Schedule.

          (c)   Neither First Federal nor any of its Subsidiaries has received written notice from any third party alleging any material interference, infringement, misappropriation or violation of any Intellectual Property rights of any third party and, to the Knowledge of First Federal, neither First Federal nor any of its Subsidiaries has interfered in any material respect with, infringed upon, misappropriated or violated any Intellectual Property rights of any third party. To the Knowledge of First Federal, no third party has interfered with, infringed upon, misappropriated or violated any First Federal Intellectual Property. Neither First Federal nor any of its Subsidiaries licenses to, or has entered into any exclusive agreements relating to any First Federal Intellectual Property with, third parties, or, except as set forth on Section 3.21(c) of the Disclosure Schedule, permits third parties to use any First Federal Intellectual Property rights. Except as set forth on

  Section 3.21(c) of the Disclosure Schedule, neither First Federal nor any of its Subsidiaries owes any material royalties or payments to any third party for using or licensing to others any First Federal Intellectual Property.

          (d)   Neither First Federal nor any of its Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation by any First Federal Intellectual Property.

          (e)   For the purposes of this Agreement, "Intellectual Property" shall mean any or all of the following and all rights in, arising out of or associated with: all patents, trademarks, trade names, service marks, domain names, database rights, copyrights and, in each case, any applications therefor, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

        3.22    BROKER'S FEES.    Except for ProBank Austin, neither First Federal nor any First Federal Affiliate has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        3.23    NO INVESTMENT ADVISER.     Neither First Federal nor any First Federal Subsidiary serves in a capacity described in Section 9(a) or 9(b) of the Investment Company Act of 1940, as amended, nor acts as an "investment adviser" required to register as such under the Investment Company Act of 1940, as amended.

        3.24    LOANS.

          (a)   Each loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") payable to First Federal or its Subsidiaries (i) is evidenced by Loan Documentation that is true, genuine and what it purports to be and (ii) represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such person referred to as an "Obligor") thereunder, and is enforceable against the Obligor in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles. For the purposes of this Agreement, "Loan Documentation" means all Loan files and all documents included in First Federal's or any of its Subsidiaries' file or imaging system with respect to a Loan, including loan applications, notes, security agreements, deeds of trust, collectors notes, appraisals, credit reports, disclosures, titles to collateral, verifications (including employment verification, deposit verification, etc.), mortgages, loan agreements, including building and loan agreements, guarantees, pledge agreements, financing statements, intercreditor agreements, participation agreements, sureties and insurance policies (including title insurance policies) and all modifications, waivers and consents relating to any of the foregoing.

          (b)   The information with respect to each Loan set forth in the Loan Documentation made available to Mackinac prior to the date hereof, and, to the Knowledge of First Federal, any third-party information set forth in the Loan Documentation is true, correct and accurate as of the dates specified therein, or, if no such date is indicated therein, as of November 30, 2017.

          (c)   (i) Section 3.24(c) of the Disclosure Schedule sets forth a list of all Loans as of the date hereof by First Federal and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of First Federal or any of its Subsidiaries, (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was below market at the time the Loan was originated and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.

          (d)   Each Loan payable to First Federal or its Subsidiaries (i) was originated or purchased by First Federal or its Subsidiaries and its principal balance as shown on First Federal's books and records is true and correct as of the date indicated therein, (ii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the practical realization against any collateral therefor and (iii) complies, and at the time the Loan was originated or purchased by First Federal or its Subsidiaries complied, including as to the Loan Document related thereto, in all material respects with all applicable requirements of federal, state and local Laws.

          (e)   Each outstanding Loan (including Loans held for resale to investors) payable to First Federal or its Subsidiaries has been solicited and originated and is administered and serviced (to the extent administered and serviced by First Federal or an First Federal Subsidiary), and during the period of time in which such Loan was originated, held or serviced by First Federal or its Subsidiaries, the relevant Loan Documentation was maintained, in all material respects in accordance with First Federal's or its Subsidiary's underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and customary industry practices and with all applicable requirements of federal, state and local Laws.

          (f)    With respect to each Loan payable to First Federal or its Subsidiaries that is secured, First Federal or its Subsidiary has a valid and enforceable Lien on the collateral described in the documents relating to such Loan, and each such Lien is assignable and has the priority described in the Loan Documentation (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and except as the availability of equitable remedies may be limited by general principles of equity).

          (g)   Except as set forth in Section 3.24(g) of the Disclosure Schedule, none of the agreements pursuant to which First Federal or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

          (h)   First Federal's allowance for loan losses as of the Balance Sheet Date was in compliance with First Federal's methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board in all material respects.

          (i)    Section 3.24(i) of the Disclosure Schedule identifies each Loan payable to First Federal or its Subsidiaries that (i) as of November 30, 2017 (A) was on non-accrual status, (B) where the interest rate terms had been reduced and/or the maturity dates had been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, (C) where a specific reserve allocation existed in connection therewith, (D) which was required to be accounted for as a troubled debt restructuring in accordance with Statement of Financial Accounting Standards No. 15 or (E) that was contractually past due ninety (90) days or more in the payment of principal and/or interest, or, (ii) as of the date of this Agreement, is classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import. For each Loan identified in response to clauses (i) or (ii) above, Section 3.24(i) of the Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of November 30, 2017.

          (j)    Each of First Federal and its Subsidiaries is in compliance in all material respects with all applicable federal, state and local Laws, including the Truth-In-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Real Estate Settlement Procedures Act and Regulation X, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act and all Agency and other investor and mortgage insurance company requirements relating to the origination, sale and servicing of mortgage and consumer Loans.

          (k)   To the Knowledge of First Federal, each Loan included in a pool of Loans originated, acquired or serviced by First Federal or any of its Subsidiaries (a "Pool") meets all eligibility requirements (including all applicable requirements for obtaining mortgage insurance certificates and loan guaranty certificates) for inclusion in such Pool. All such Pools have been finally certified or, if required, recertified in accordance with all applicable Laws, except where the time for certification or recertification has not yet expired. To the Knowledge of First Federal, no Pools have been improperly certified, and no Loan has been bought out of a Pool without all required approvals of the applicable investors.

          (l)    Section 3.24(l) of the Disclosure Schedule sets forth a true, complete and correct list of each third party providing loan servicing to First Federal or any of its Subsidiaries as of July 31, 2011 and the aggregate balance of Loans serviced by each such servicer for First Federal or any of its Subsidiaries as of such date. To the Knowledge of First Federal, all Loans serviced by third parties for First Federal or any of its Subsidiaries have been serviced in accordance with all applicable Laws and regulations.

        3.25    RELATED PARTY TRANSACTIONS.

          (a)   Section 3.25(a) of the Disclosure Schedule identifies all agreements or arrangements between First Federal or any First Federal Subsidiary, on the one hand, and any shareholder (which to First Federal's Knowledge beneficially owns 5% or more of any class of equity securities of First Federal or any of its Subsidiaries) or Affiliate of First Federal (other than First Federal and its direct or indirect wholly owned Subsidiaries), on the other hand, and all agreements or arrangements pursuant to which any shareholder (which to First Federal's Knowledge beneficially owns 5% or more of any class of equity securities of First Federal or any of its Subsidiaries) or Affiliate of First Federal (other than First Federal and its direct or indirect wholly owned Subsidiaries) is a party and First Federal or any First Federal Subsidiary receives services or goods, including any such agreements or arrangements between any direct or indirect wholly owned First Federal Subsidiary, on the one hand, and any non-wholly owned First Federal Subsidiary, on the other hand. No relationship, direct or indirect, exists between or among First Federal and its Subsidiaries or any of their respective Affiliates, on the one hand, and any director, officer, member, shareholder, customer or supplier of First Federal or any of its Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 pursuant to Item 404 of Regulation S-K under the Securities Act. As used in this Agreement, "Affiliate" means (unless otherwise specified), with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person and "control," with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or any other means.

          (b)   No shareholder or Affiliate of First Federal (other than First Federal and its Subsidiaries) owns any material property or asset used in the conduct of the business of First Federal and its Subsidiaries.

        3.26    TAKEOVER LAWS.    The board of directors of First Federal has unanimously approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions any "moratorium," "control share," "fair price," "takeover" or "interested shareholder" Law (such laws, collectively "Takeover Provisions").

        3.27    APPROVALS.

          (a)   As of the date of this Agreement, to the Knowledge of First Federal, there exists no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

          (b)   The Board of Directors of First Federal has duly adopted an irrevocable resolution as follows (the "Business Combination Exemption Resolution"):

      "RESOLVED, that pursuant to Section 782 of the Michigan Business Corporation Act, as amended (the "MBCA"), the Board of Directors of the Corporation, for the specific purpose of establishing an irrevocable exemption from Section 780 of the MBCA, hereby approves thereunder (i) the entering into, and all of the transactions relating to and contemplated or permitted by, that certain Agreement and Plan of Merger (the "Merger Agreement"), entered into among the Corporation, Mackinac Financial Corporation and MFNC Acquisition, LLC, including, without limitation, (A) the assignment of any rights thereunder as specifically contemplated by the Shareholder Voting Agreement entered into pursuant to the Merger Agreement (the "Voting Agreement"), (B) any person or entity becoming an "interested shareholder" as defined in Section 778 of the MBCA including, without limitation, Mackinac Financial Corporation and/or any of its affiliates (whether individually or in another capacity) (collectively, the "Covered Persons"), and (C) the transfer of any shares of common stock, the right to vote any shares of common stock pursuant to the Voting Agreement or other securities of the Corporation in accordance with the terms and conditions of the Merger Agreement; (ii) any transaction in which any Covered Person becomes an "interested shareholder" as defined in Section 778 of the MBCA or acquires additional shares of common stock or other securities of the Corporation thereafter; and (iii) any "business combination" as defined in Section 776 of the MBCA involving any Covered Person."

          (c)   The Business Combination Exemption Resolution adopted by First Federal is a valid action of the Board of Directors, binding on First Federal, and constitutes a valid and irrevocable exemption by First Federal from Section 780 of the Michigan Business Corporation Act as to any transaction, person or entity described in such resolution.

        3.28    BOOKS AND RECORDS.    The books of account, minute books, stock record books, and other records of each of First Federal and its Subsidiaries are complete and correct in all material respects, represent bona fide transactions, and have been maintained in accordance with sound business practices, including the maintenance of an adequate internal control system. The corporate minute books of each of First Federal and the First Federal Subsidiaries contain accurate and complete records of all meetings of, and corporate action taken by, their shareholders, boards, and committees in all material respects. Since April 30, 2014, the minutes of each meeting (or corporate action without a meeting) of any such shareholders, boards, or committees have been duly prepared and are contained in such minute books in all material respects. All such minute books and related exhibits or attachments for all meetings since April 30, 2014, have been made available for Mackinac's review prior to the date of this Agreement without material omission or redaction (other than with respect to the minutes relating to the Merger or recent and similarly proposed transactions).

        3.29    LOAN GUARANTEES.    Except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all guarantees of indebtedness owed to First Federal or any First Federal Subsidiary, including without limitation those of the Federal Housing Administration, the Small Business Administration and any other Governmental Entity, are valid and enforceable, except as limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies.

        3.30    DATA SECURITY AND CUSTOMER PRIVACY.    First Federal and each First Federal Subsidiary is in compliance in all material respects with (a) all applicable Laws and applicable requirements of Governmental Entities regarding the security of each of their customers' data and the systems operated by First Federal and each First Federal Subsidiary, and (b) their respective privacy policies, including as relates to the use of individually identifiable personal information relating to identifiable or identified natural persons.

        3.31    FIRST FEDERAL INFORMATION.    None of the information supplied or to be supplied by First Federal for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of First Federal and Mackinac or at the time the such shareholders vote on the matters constituting the Requisite Shareholder Approvals or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by First Federal in this Section 3.31 with respect to statements made or incorporated by reference therein based on information supplied by Mackinac or MergerSub in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement, the Form S-4 or such other applications, notifications or other documents. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Effective Time any event should be discovered by First Federal which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, First Federal shall promptly so inform Mackinac.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF MACKINAC

        Except as (i) disclosed in writing in the correspondingly enumerated section or subsection of the disclosure schedule of Mackinac delivered herewith (the "Mackinac Disclosure Schedule") (provided that each exception set forth in the Mackinac Disclosure Schedule shall be deemed to qualify any other representation and warranty to the extent that the relevance of such exception to such other representation and warranty is reasonably apparent on the face of the disclosure (without need to examine underlying documentation)) or (ii) disclosed in any report, schedule, form or other document filed with, or furnished to, the SEC by Mackinac prior to the date hereof and on or after the date on which Mackinac filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (but excluding any risk factor disclosures contained under the heading "Risk Factors," any disclosure of risks included in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or predictive or forward-looking in nature), Mackinac hereby represents and warrants to First Federal as follows:

        4.1    CORPORATE ORGANIZATION.    Mackinac is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Mackinac has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Mackinac is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to, individually or in the aggregate, have a

Mackinac Material Adverse Effect. True and complete copies of the articles of incorporation and bylaws of Mackinac, as in effect as of the date of this Agreement, have previously been delivered by Mackinac to First Federal. Mackinac is not in violation of any of the provisions of its articles of incorporation or bylaws, each as amended.

        4.2    CAPITALIZATION.    The authorized capital stock of Mackinac consists of (a) 18,000,000 shares of Mackinac Common Stock, of which, as of December 31, 2017 (the "Mackinac Capitalization Date"), 6,294,930 shares of Mackinac Common Stock are issued and outstanding, 185,749 shares of Mackinac Common Stock are held in treasury and (b) 500,000 shares of Mackinac Preferred Stock, none of which is issued and outstanding as of the Mackinac Capitalization Date. All of the issued and outstanding shares of Mackinac Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Mackinac Capitalization Date, there were 268,836 shares of Mackinac Common Stock reserved and available for issuance under Mackinac's equity compensation plans (the "Mackinac Awards"). As of the Mackinac Capitalization Date, except pursuant to (i) this Agreement; and (ii) the Mackinac Awards, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of Mackinac, or otherwise obligating Mackinac to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. As of the Mackinac Capitalization Date, no Voting Debt of Mackinac is issued or outstanding. The shares of Mackinac Common Stock to be issued pursuant to the Merger, if any, will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights.

        4.3    AUTHORITY; NO VIOLATION.

          (a)   Mackinac has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly, validly and unanimously approved by the board of directors of Mackinac, the board of directors of Mackinac will resolve to recommend to Mackinac's shareholders' approval and adoption of the issuance of Mackinac Common Stock pursuant to this Agreement and all of the directors have indicated their agreement to vote the shares of Mackinac Common Stock beneficially owned by them in favor of such proposal. No other corporate proceedings (other than the Mackinac Requisite Shareholder Approval, as defined below) on the part of Mackinac are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Mackinac. Assuming due authorization, execution and delivery by First Federal, this Agreement constitutes a valid and binding obligation of Mackinac, enforceable against Mackinac in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          (b)   Neither the execution and delivery of this Agreement by Mackinac, nor the consummation by Mackinac of the transactions contemplated hereby, nor compliance by Mackinac with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of Mackinac or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Mackinac or any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Mackinac or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Mackinac or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits that would not reasonably be expected to, either individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.4    CONSENTS AND APPROVALS.    Except for (a) the regulatory approvals and non-objections described in Section 3.4, (b) compliance with any applicable requirements of the Exchange Act and the Securities Act, (c) the filing of the Certificate of Merger with LARA pursuant to the MBCA and the Bank Merger with the DIFS pursuant to the MBC, (d) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Mackinac Common Stock, if any, pursuant to this Agreement (e) the approval of the holders of a majority of the outstanding shares of MFNC common stock casting a vote at the Mackinac Shareholders' Meeting (the "Mackinac Requisite Shareholder Approval" and together with the First Federal Requisite Shareholder Approval, the "Requisite Shareholder Approvals"), and (f) approval of listing of such Mackinac Common Stock, if any, on the Nasdaq, no consents, approvals or authorizations of or filings or registrations with any Governmental Entity, or of or with any third party, are required to be made or obtained by Mackinac or any of its Subsidiaries in connection with (i) the execution and delivery by Mackinac of this Agreement or (ii) the consummation by Mackinac of the transactions contemplated hereby, except for such consents, approvals, authorizations, filings or registrations that would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.5    LEGAL PROCEEDINGS.

          (a)   Neither Mackinac nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of Mackinac, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Mackinac or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

          (b)   There is no injunction, order, judgment or decree imposed upon Mackinac that would reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect.

        4.6    ABSENCE OF CERTAIN CHANGES.    Since December 31, 2015, there has not been a Mackinac Material Adverse Effect.

        4.7    REPORTS.

          (a)   Mackinac and each of its Subsidiaries have filed (or furnished, as applicable) all Reports that they were required to file (or furnish, as applicable) since December 31, 2014 and prior to the date hereof with the Regulatory Agencies and each other applicable Governmental Entity, and all other Reports required to be filed (or furnished, as applicable) by them since December 31, 2014 and prior to the date hereof, including any report or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish) such Report or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to result in a Mackinac Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Mackinac Material Adverse Effect, (i) except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Mackinac and its Subsidiaries, there is no pending proceeding before, or, to the Knowledge of Mackinac, examination or investigation by, any Regulatory Agency into the business or operations of Mackinac or any of its Subsidiaries and (ii) there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Report relating to any examinations of Mackinac or any of its Subsidiaries.

          (b)   No final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the Securities and Exchange Commission (the "SEC") by Mackinac pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 2014 and prior to the date of this Agreement (the "Mackinac SEC Reports") at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Mackinac SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Mackinac has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

        4.8    FINANCIAL STATEMENTS.    The financial statements of Mackinac and its Subsidiaries included (or incorporated by reference) in the Mackinac SEC Reports filed with (but not furnished to) the SEC (including the related notes, where applicable) (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Mackinac and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

        4.9    UNDISCLOSED LIABILITIES.    Except for (a) those liabilities that are set forth on Mackinac's unaudited consolidated balance sheet and (b) liabilities incurred since the September 30, 2017 in the ordinary course of business consistent with past practice and that are not and would not be reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, taken as a whole, neither Mackinac nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), whether or not the same would have been required to be reflected on Mackinac's unaudited consolidated balance sheet if it had existed on September 30, 2017.

        4.10    COMPLIANCE WITH APPLICABLE LAW.    Mackinac and each of its Subsidiaries and each of their employees hold all licenses, registrations, franchises, certificates, variances, permits and authorizations necessary for the lawful conduct of their respective businesses and properties and are and have been in compliance with, and are not and have not been in violation of, any applicable Law, except in each case where the failure to hold such license, registration, franchise, certificate, variance, permit or authorization or such noncompliance or violation would not reasonably be expected to, individually or in the aggregate, have a Mackinac Material Adverse Effect, and neither Mackinac nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above, except for such violations that would not reasonably be expected to, individually or in the aggregate, have a

Mackinac Material Adverse Effect. Except as set forth on Section 4.9 of the Mackinac Disclosure Schedule, neither Mackinac nor any of its Subsidiaries is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which would, individually or in the aggregate, have a Mackinac Material Adverse Effect, or has received any written communication contemplating any of the foregoing. Each insured depository Subsidiary of Mackinac is "well-capitalized" (as that term is defined in the relevant regulation of the institution's primary federal bank regulator), and "well managed" (as that term is defined at 12 C.F.R. 225.2(s) or the relevant regulation of the institution's primary bank regulator), and the institution's rating under the CRA is no less than "satisfactory."

        4.11    TAX MATTERS.    Neither Mackinac nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        4.12    BROKER'S FEES.    Except for Piper Jaffray & Co., neither Mackinac nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

        4.13    MACKINAC INFORMATION.    None of the information supplied or to be supplied by Mackinac for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4, or in any other application, notification or other document filed with any Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, in each case or any amendment or supplement thereto will, at the time the Joint Proxy Statement or any such supplement or amendment thereto is first mailed to the shareholders of First Federal or Mackinac or at the time such shareholders vote on the matters constituting the Requisite Shareholder Approvals or at the time the Form S-4 or any such amendment or supplement becomes effective under the Securities Act or at the Effective Time, or at the time any such other applications, notifications or other documents or any such amendments or supplements thereto are so filed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made by Mackinac in this Section 4.12 with respect to statements made or incorporated by reference therein based on information supplied by First Federal in writing expressly for inclusion or incorporation by reference in the Joint Proxy Statement or in the Form S-4 or such other applications, notifications or other documents. If at any time prior to the Effective Time any event should be discovered by Mackinac which should be set forth in an amendment to the Form S-4 or a supplement to the Joint Proxy Statement, or in any amendment or supplement to any such other applications, notifications or other documents, Mackinac shall promptly so inform First Federal.

        4.14    AGREEMENTS WITH REGULATORY AGENCIES.    Neither Mackinac nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has adopted any board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Mackinac Disclosure Schedule, a "Mackinac Regulatory Agreement"), nor does Mackinac have Knowledge of any pending or threatened regulatory investigation or other action by any Regulatory Agency or other governmental agency that could reasonably be expected to lead to the issuance of any such Mackinac Regulatory Agreement.

        4.15    APPROVALS.    As of the date of this Agreement, Mackinac knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    CONDUCT OF BUSINESS OF FIRST FEDERAL PRIOR TO THE EFFECTIVE TIME.    During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, First Federal shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice (b) use reasonable best efforts to maintain and preserve intact its business organization, its rights, franchises and other authorizations issued by Governmental Entities and its current relationships with its customers, regulators, employees and other persons with which it has business or other relationships and (c) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either First Federal or Mackinac to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

        5.2    FORBEARANCES OF FIRST FEDERAL.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Disclosure Schedule or as expressly required by this Agreement, First Federal shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of Mackinac:

          (a)   (i) create or incur any indebtedness for borrowed money (other than acceptance of deposits, FHLB advances, purchases of Federal funds, sales of certificates of deposit, issuances of commercial paper and entering into repurchase agreements, each in the ordinary course of business consistent with past practice, including with respect to prices, terms and conditions), or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, except in the case of this clause (ii), in connection with presentation of items for collection (e.g., personal or business checks) in the ordinary course of business consistent with past practice;

          (b)   (i) adjust, split, combine or reclassify any capital stock or other equity interest, (ii) except for regular cash dividends in amounts not greater than the rate paid during 2017, and payable on dates consistent with past practice (the "Permitted Dividends") (provided that First Federal and Mackinac will mutually cooperate regarding the First Federal Permitted Dividend to be paid in the quarter in which the closing occurs so as to ensure that First Federal shareholders receive a dividend for such quarter from either First Federal or from Mackinac but not from both parties), set any record or payment dates for the payment of any dividends or distributions on its capital stock or other equity interest or make, declare or pay any dividend or distribution or make any other distribution on any shares of its capital stock or other equity interest or redeem, purchase or otherwise acquire any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interest other than the payment of the Special Dividend, (iii) grant any stock appreciation rights, restricted stock units or other equity-based compensation or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock, (iv) issue or commit to issue any additional shares of capital stock of First Federal or sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any First Federal Subsidiary or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

          (c)   sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any Person other than a direct or indirect wholly owned First Federal Subsidiary, except

  (i) subject to paragraph (k) of this Section 5.2, sales of Loans, Loan participations and sales of investment securities in the ordinary course of business consistent with past practice to third parties who are not Affiliates of First Federal or (ii) as expressly required by contracts or agreements in force at the date of this Agreement that are set forth in Section 5.2(c) of the Disclosure Schedule;

          (d)   (i) acquire direct or indirect control over any business or Corporate Entity, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of First Federal;

          (e)   except as required under applicable Law or the terms of any First Federal Benefit Plan existing as of the date hereof (i) enter into, adopt or terminate any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of First Federal or any of its Subsidiaries, (ii) amend any employee benefit plan, program or policy for the benefit or welfare of any current or former employee, officer, director or consultant of First Federal or any of its Subsidiaries in a manner that would result in any increase in cost, (iii) increase the compensation or benefits payable to any such individual (including the payment of any amounts to any such individual not otherwise due) (other than any annual base compensation raises in the ordinary course of business consistent with past practice to employees other than senior executive officers of not more than 5% per annum), (iv) grant or accelerate the vesting of any equity-based awards for the benefit of any such individual, (v) enter into any new, or amend any existing, collective bargaining agreement or similar agreement with respect to First Federal or any of its Subsidiaries, (vi) provide any funding for any rabbi trust or similar arrangement or (vii) hire, transfer, promote or terminate the employment of any employee of First Federal or any of its Subsidiaries who has a target annual compensation of $75,000 or more;

          (f)    (i) settle any claim, action or proceeding other than claims, actions or proceedings in the ordinary course of business consistent with past practice involving solely money damages where the settlement payments not covered by insurance do not exceed $100,000 individually or $200,000 in the aggregate, or waive, compromise, assign, cancel or release any material rights or claims or (ii) agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

          (g)   pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than, subject to Section 5.2(f), in the ordinary course of business and consistent with past practice;

          (h)   (i) make any change in accounting methods or systems of internal accounting controls (or the manner in which it accrues for liabilities), except as required by changes in GAAP as concurred in by its independent auditors or (ii) except as may be required by GAAP and in the ordinary course of business consistent with past practice, revalue in any material respect any of its assets, including writing-off notes or accounts receivable;

          (i)    make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

          (j)    adopt or implement any amendment to its articles of incorporation or any changes to its bylaws or comparable organizational documents;

          (k)   materially restructure or materially change its investment securities portfolio or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or invest in any mortgage-backed or mortgage related securities which would be considered "high-risk" securities under applicable regulatory pronouncements;

          (l)    enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14, other than in the ordinary course of business consistent with past practice; provided that in no event shall First Federal or any First Federal Subsidiary enter into, modify, amend or terminate any contract of the sort required to be disclosed pursuant to Section 3.14(a) (iii), (iv), (vi), (vii), (x), (xi) or (xiii) or that calls for aggregate annual payments of $100,000 or more;

          (m)  change in any material respect the credit policies and collateral eligibility requirements and standards of First Federal except as required by applicable Law;

          (n)   fail to use reasonable best efforts to take any action that is required by an First Federal Regulatory Agreement, or take any action that violates a First Federal Regulatory Agreement;

          (o)   except as required by applicable Law, regulation or policies imposed by any Governmental Entity, enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices, including policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans;

          (p)   permit the commencement of any construction of new structures or facilities upon, or purchase or lease any real property in respect of any branch or other facility, or file any application, or otherwise take any action, to establish, relocate or terminate the operation of any banking office of First Federal or any First Federal Subsidiary;

          (q)   make, or commit to make, any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as disclosed in First Federal's capital expenditure budget set forth in Section 5.2(q) of the Disclosure Schedule;

          (r)   without previously notifying and consulting with Mackinac (through Mackinac's Chief Financial Officer, Chief Executive Officer or such other representative as may be designated by Mackinac), make or acquire any Loan or issue a commitment (or renew or extend an existing commitment), except to the extent approved by First Federal and committed to, in each case prior to the date hereof and set forth in Section 5.2(a) of the Disclosure Schedule, for any Loan relationship aggregating in excess of $1,000,000 or amend or modify in any material respect any existing Loan relationship, that would result in total credit exposure to the applicable borrower (and its Affiliates), as calculated for applicable loan-to-one borrower regulatory limitations, in excess of $1,000,000;

          (s)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (t)    take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (u)   agree to, or make any commitment to, take, or adopt any resolutions of the board of directors of First Federal in support of, any of the actions prohibited by this Section 5.2.

        5.3    COVENANTS OF MACKINAC.    During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.3 of the Mackinac Disclosure Schedule or as expressly required by this Agreement, Mackinac shall not, and shall not permit any of its Subsidiaries to, do any of the following, without the prior written consent of First Federal:

          (a)   Amend its articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of First Federal Common Stock or that would materially impede Mackinac's ability to consummate the transactions contemplated by this Agreement;

          (b)   take any action that is intended to, would or would be reasonably likely to result in any of the conditions set forth in Article VII not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby, except, in every case, as may be required by applicable Law;

          (c)   take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or

          (d)   agree to, or make any commitment to, take or adopt any resolutions of the board of directors of Mackinac in support of any of the actions prohibited by this Section 5.3.

        5.4    ADDITION OF FIRST FEDERAL DIRECTOR TO MACKINAC BOARD.    As soon as reasonably practicable after the Effective Time, Mackinac shall cause one director of First Federal, determined by First Federal but subject to the reasonable approval of Mackinac, to be added to the Board of Directors of Mackinac.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    REGULATORY MATTERS.

          (a)   Each of Mackinac and First Federal shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to (i) take, or cause to be taken, and assist and cooperate with the other party in taking, all actions necessary, proper or advisable to comply promptly with all legal requirements with respect to the transactions contemplated hereby, including obtaining any third-party consent or waiver that may be required to be obtained in connection with the transactions contemplated hereby, and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated hereby (including, for purposes of this Section 6.1, actions required in order to continue any contract or agreement of First Federal or its Subsidiaries following the Closing or to avoid any penalty or other fee under such contracts and agreements, in each case arising in connection with the transactions contemplated hereby) and (ii) obtain (and assist and cooperate with the other party in obtaining) any action, nonaction, permit, consent, authorization, order, clearance, waiver or approval of, or any exemption by, any Governmental Entity that is required or advisable in connection with the transactions contemplated by this Agreement (collectively, the "Regulatory Approvals"). The parties hereto shall cooperate with each other and prepare and file, as promptly as practicable after the date hereof, all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Regulatory Approvals. Without limiting the generality of the forgoing, Mackinac and MergerSub will use commercially reasonable efforts to file the required applications seeking approval of the Merger with the Federal Reserve, the FDIC and the DIFS no later than forty-five (45) days from the date hereof. Each of

  Mackinac and First Federal shall use their reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement. Notwithstanding anything set forth in this Agreement, under no circumstances shall Mackinac or MergerSub be required, and First Federal and its Subsidiaries shall not be permitted (without Mackinac's written consent in its sole discretion), to take any action, or commit to take any action, or agree to any condition or restriction, involving Mackinac, First Federal or their respective Subsidiaries pursuant to this Section 6.1 or otherwise in connection with obtaining the foregoing actions, nonactions, permits, consents, authorizations, orders, clearances, waivers or approvals, that would have, or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or a Mackinac Material Adverse Effect in respect of Mackinac, or First Federal and its Subsidiaries taken as a whole, in each case measured on a scale relative to First Federal and its Subsidiaries taken as a whole (a "Materially Burdensome Regulatory Condition"); provided that, if requested by Mackinac, then First Federal and its Subsidiaries will take or commit to take any such action, or agree to any such condition or restriction, so long as such action, commitment, agreement, condition or restriction is binding on First Federal and its Subsidiaries only in the event the Closing occurs.

          (b)   Subject to applicable Laws relating to the exchange of information, Mackinac and First Federal shall, upon request, furnish each other with all information concerning Mackinac, First Federal and their respective Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of Mackinac, First Federal or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Mackinac and First Federal shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, any filing made or proposed to be made with, or written materials submitted or proposed to be submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

          (c)   Subject to applicable Law (including applicable Laws relating to the exchange of information), First Federal and Mackinac shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, subject to applicable Law, (i) each of Mackinac and First Federal shall promptly furnish the other with copies of notices or other communications received by it or any of its Subsidiaries (or written summaries of communications received orally), from any third party or Governmental Entity with respect to the transactions contemplated by this Agreement, (ii) each of Mackinac and First Federal shall provide the other a reasonable opportunity to review in advance, and to the extent practicable accept the reasonable comments of the other in connection with, any proposed nonconfidential written communication to, including any filings with, any Governmental Entity, in each case subject to applicable Laws relating to the exchange of information and (iii) First Federal shall consider in good faith Mackinac's views with respect to, and confer in good faith with Mackinac to resolve, any disagreement as to strategy with respect to any communication by First Federal or any of its Subsidiaries with any Governmental Entity or third party relating to the transactions contemplated by this Agreement. First Federal shall not, and shall cause its Subsidiaries to not, participate in any meeting or substantive discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with Mackinac in advance and, to the extent not prohibited by applicable Law, gives Mackinac the opportunity to attend and participate. Any such disclosures or rights to participate may be made on an outside counsel-only basis to the extent required under applicable Law.

        6.2    ACCESS TO INFORMATION.

          (a)   Subject to the Confidentiality Agreement, First Federal agrees to provide Mackinac and its Representatives, from time to time prior to the Effective Time, such information as Mackinac shall reasonably request with respect to First Federal and its Subsidiaries and their respective businesses, financial conditions and operations and such access to the properties, books and records and personnel of First Federal and its Subsidiaries as Mackinac shall reasonably request, which access shall occur during normal business hours and shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of First Federal or its Subsidiaries.

          (b)   Mackinac and First Federal shall comply with, and shall cause their respective Representatives, directors, officers and employees to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

        6.3    SEC FILINGS AND SHAREHOLDER APPROVAL.

          (a)   First Federal and Mackinac shall as promptly as practicable prepare and file with the SEC a joint proxy statement/prospectus relating to the First Federal Shareholders' Meeting and the Mackinac Shareholders' Meeting (the "Joint Proxy Statement"). First Federal and Mackinac shall as promptly as practicable prepare, and Mackinac shall file with the SEC, a registration statement on Form S-4 (the "Form S-4") in which the Joint Proxy Statement will be included as a prospectus, and Mackinac and First Federal shall use their respective reasonable best efforts to cause the Form S-4 to be declared effective by the SEC as promptly as practicable after filing. The Joint Proxy Statement, and any amendment or supplement thereto, shall, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by Section 6.3(b), include the First Federal Board Recommendation and the Mackinac Board Recommendation. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Joint Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of all correspondence between such party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Joint Proxy Statement, the Form S-4 or the Merger. If, at any time prior to the receipt of the Requisite Shareholder Approvals, any event occurs with respect to First Federal, Mackinac or any of their respective Subsidiaries, or any change occurs with respect to other information supplied by a party for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, such party shall promptly notify the other party of such event, and First Federal and Mackinac shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement and the Form S-4 and, to the extent required by applicable Law, in disseminating the information contained in such amendment or supplement to the shareholders of First Federal and Mackinac. Without limiting the foregoing, First Federal and Mackinac shall make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder, and shall cooperate in seeking timely to obtain any actions, consents, approvals or waivers, and in making any filings or furnishings of information, required in connection therewith (including in connection with the Joint Proxy Statement and the Form S-4).

          (b)   First Federal shall take all action necessary in accordance with the Maryland General Corporation Law and the First Federal Articles of Incorporation and First Federal Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the First Federal Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "First Federal Shareholders' Meeting"), and, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by this Section 6.3(b), shall solicit, and use its reasonable best efforts to obtain, the First Federal Requisite Shareholder Approval thereat. Except as expressly provided in the immediately following sentence, the board of directors of First Federal shall (i) recommend to its shareholders the approval and adoption of this Agreement and the transactions contemplated herein (the "First Federal Board Recommendation"), (ii) include the First Federal Board Recommendation in the Joint Proxy Statement and (iii) not approve, agree to or recommend, or propose to approve, agree to or recommend, any Acquisition Proposal or Alternative Transaction. The board of directors of First Federal shall be permitted (x) not to recommend to First Federal's shareholders that they give the First Federal Requisite Shareholder Approval or (y) to otherwise withdraw or modify in a manner adverse to Mackinac the First Federal Board Recommendation, in each case only (A) if after receiving an unsolicited bona fide Acquisition Proposal that constitutes a Superior Proposal, the board of directors of First Federal determines in its good faith judgment, after receiving the advice of outside legal counsel, that, in light of such Superior Proposal, the board of directors would be in violation of its fiduciary duties under applicable law if it failed to withdraw or modify the First Federal Board Recommendation, (B) after the fifth Business Day following delivery by First Federal to Mackinac of written notice advising Mackinac that the board of directors of First Federal intends to resolve to so withdraw or modify the First Federal Board Recommendation absent modification of the terms and conditions of this Agreement; (C) if, assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during such five Business Day period, such Acquisition Proposal would nonetheless continue to constitute a Superior Proposal; and (D) if First Federal has complied with its obligations set forth in this Section 6.3(b) (and, if applicable, Section 6.3(c)) and Section 6.9; provided, however, that following each and every material revision to such Superior Proposal, First Federal shall be required to deliver a new written notice to Mackinac in accordance with this Section 6.3(b) and to again comply with the requirements of this Section 6.3(b). Without limiting the foregoing, if the board of directors of First Federal has withdrawn or modified the First Federal Board Recommendation as expressly permitted by this Section 6.3(b), then the board of directors of First Federal may submit this Agreement to First Federal's shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the board of directors of First Federal may communicate the basis for its lack of a recommendation to First Federal's shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by applicable law. For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal that (x) is obtained not in breach of this Agreement for all of the outstanding shares of First Federal Common Stock, on terms that the board of directors of First Federal determines in its good faith judgment (after consultation with outside counsel and a financial advisor and after taking into account all the terms and conditions of the Acquisition Proposal and this Agreement (including any proposal by Mackinac to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the party making such proposal to obtain financing for such Acquisition Proposal, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the party making such proposal, and this Agreement) are more favorable from a financial point of view to its shareholders than the Merger, (y) is reasonably likely to receive all necessary regulatory approvals and be consummated and (z) does not contain any condition to closing or similar contingency related to the ability of the party making such proposal to obtain financing.

          (c)   If an Acquisition Proposal (the terms and conditions of which are more favorable from a financial point of view to First Federal's shareholders than the Merger) shall have been communicated to or otherwise made known to the shareholders of First Federal and thereafter First Federal shall have failed to obtain the First Federal Requisite Shareholder Approval at the First Federal Shareholders' Meeting, then, unless this Agreement shall have been terminated pursuant to its terms, if, during the ten Business Day period following such failure to obtain the First Federal Requisite Shareholder Approval, Mackinac proposes to adjust the terms and conditions of this Agreement such that the transactions contemplated herein (as adjusted) would be no less favorable from a financial point of view to First Federal's shareholders than such Acquisition Proposal, First Federal shall (i) resubmit the transaction to First Federal's shareholders at a second duly called, noticed, convened and held meeting of First Federal's shareholders for the purpose of obtaining the First Federal Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Second First Federal Shareholders' Meeting"), with the timing of the Second First Federal Shareholders' Meeting to be determined at the reasonable request of Mackinac and (ii) again otherwise comply with Section 6.3(b) as if the Second First Federal Shareholders' Meeting were the First Federal Shareholders' Meeting; provided, that if (1) prior to the First Federal Shareholders' Meeting the board of directors of First Federal shall have taken (and not reversed or withdrawn) in accordance with Section 6.3(b) any of the actions contemplated by clauses (x) and/or (y) of the third sentence of Section 6.3(b); (2) assuming this Agreement was amended to reflect all adjustments to the terms and conditions hereof proposed by Mackinac during the 10 Business Day period following the failure to obtain the First Federal Requisite Shareholder Approval at the First Federal Shareholders' Meeting, the applicable Acquisition Proposal underlying the First Federal board of directors' actions described in clause (1) above would nonetheless continue to constitute a Superior Proposal; and (3) First Federal has complied with its obligations set forth in Section 6.3(b), this Section 6.3(c) and Section 6.9, then First Federal shall thereafter no longer be bound by the provisions of this Section 6.3(c) (for the avoidance of doubt, without limiting in any respect any other provision of this Agreement) (a "No-Match Event").

          (d)   Mackinac shall take all action necessary in accordance with the MBCA and the Mackinac Articles of Incorporation and Mackinac Bylaws to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable for the purpose of obtaining the Mackinac Requisite Shareholder Approval (such meeting or any adjournment or postponement thereof, the "Mackinac Shareholders' Meeting"), and, except in the case of a withdrawal or modification of the First Federal Board Recommendation expressly permitted by Section 6.3(b) or otherwise, shall solicit, and use its reasonable best efforts to obtain, the Mackinac Requisite Shareholder Approval thereat. Mackinac shall use its commercially reasonable best efforts to cooperate with First Federal to hold the Mackinac Shareholders' Meeting on the same day and at the same time as the First Federal Shareholders' meeting, and to set the same record date for such meeting.

          (e)   Promptly following the execution and delivery of this Agreement, Mackinac, as sole member of MergerSub, shall adopt this Agreement and approve the Merger, in accordance with the Michigan Limited Liability Company Act.

        6.4    PUBLIC DISCLOSURE.    Mackinac and First Federal agree that the press release announcing the execution and delivery of this Agreement shall be a joint release of Mackinac and First Federal. Thereafter, First Federal and Mackinac will consult with and provide each other the reasonable notice of any press release or other public (or non-confidential) statement or comment prior to the issuance of such press release or such other statement or comment relating to this Agreement or the transactions contemplated herein and shall not issue any such press release or such other statement or comment prior to such notice except as may be required by applicable Law. In addition, neither Mackinac nor First Federal shall issue any such press release or such other statement or comment without the prior approval of the other party (which approval shall not be unreasonably withheld or delayed), except as may be required by applicable Law.

        6.5    EMPLOYEE BENEFIT MATTERS.

          (a)   From the Closing Date through the first anniversary thereof, Mackinac shall maintain or cause to be maintained employee benefit plans and compensation opportunities for the benefit of employees (as a group) who are actively employed by First Federal and its Subsidiaries on the Closing Date ("Covered Employees") that provide employee benefits and compensation opportunities that, in the aggregate, are substantially comparable to the employee benefits and compensation opportunities that are generally made available to similarly situated employees of Mackinac or its Subsidiaries (other than First Federal and its Subsidiaries), as applicable; provided that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Mackinac or its Subsidiaries; and (ii) until such time as Mackinac shall cause Covered Employees to participate in the employee benefit plans and receive compensation opportunities that are made available to similarly situated employees of Mackinac or its Subsidiaries (other than First Federal and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans of First Federal and its Subsidiaries (on the same terms and conditions offered under such employee benefit plans immediately prior to the Closing Date), and continued opportunity to be eligible for compensation under the plans of First Federal and its Subsidiaries shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in any different Mackinac plans may commence at different times).

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Mackinac or any of its Subsidiaries (other than First Federal or its Subsidiaries), Mackinac shall cause such employee benefit plan to recognize the service of such Covered Employee with First Federal or its Subsidiaries for purposes of eligibility, participation, vesting and benefit accrual under such employee benefit plan of Mackinac or any of its Subsidiaries, to the same extent that such service was recognized immediately prior to the Effective Time under a corresponding First Federal Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that such recognition of service shall not (i) operate to duplicate any benefits of a Covered Employee with respect to the same period of service, (ii) apply for purposes of any retiree medical plans or for purposes of benefit accrual under any defined benefit pension plan or (iii) apply for purposes of any plan, program or arrangement that is grandfathered or frozen, either with respect to level of benefits or participation.

          (c)   With respect to any fully insured welfare benefit (health, dental/vision, life/AD&D, LTD) plans currently sponsored by First Federal or its Subsidiaries, Mackinac shall continue each such group insurance contract in force under its current terms after the Effective Time until the end of the plan year or policy year of such welfare benefit plan, provided that, should Mackinac determine, in its sole discretion, that Covered Employees should instead be offered benefits under the welfare benefit plans sponsored by Mackinac or its Subsidiaries, such fully insured welfare benefit plans of First Federal may be may be terminated as of any date on or after the Effective Time in the sole and absolute discretion of Mackinac. With respect to any group health plan of Mackinac or any of its Subsidiaries (other than First Federal and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Mackinac shall use commercially reasonable efforts to cause any preexisting condition limitations or eligibility waiting periods under such Mackinac or Subsidiary plan to be waived with respect to such Covered Employee to the extent that such limitation would have been waived or satisfied under the First Federal Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time. In the event some or all of the Covered Employees become eligible to participate in any group health plan of Mackinac or any of its Subsidiaries (other than First Federal and its Subsidiaries) prior to the end of the plan year of the First Federal group health plans which includes the Effective Time, Mackinac shall use commercially reasonable efforts to recognize any health care expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such health, dental or vision plan of Mackinac or any of its Subsidiaries.

          (d)   No later than one day prior to the Effective Time, the First Federal Board, or, if appropriate, any committee administering the First Federal of Northern Michigan Employees' Savings and Profit Sharing Plan, shall adopt such resolutions or take such other actions as are required to terminate such plan effective on a date that is prior to the Effective Time. First Federal shall preserve all documentation and records related to such plan.

          (e)   Without limiting the generality of Section 9.12, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend or modify any First Federal Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Mackinac, First Federal or any of their respective Affiliates; (ii) alter or limit the ability of Mackinac or any of its Subsidiaries (including, after the Closing Date, First Federal and its Subsidiaries) to amend, modify or terminate any First Federal Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, officer, director or consultant any right to employment or continued employment or continued service with the Mackinac or any of its Subsidiaries (including, following the Closing Date, First Federal and its Subsidiaries), or constitute or create an employment agreement with any employee.

        6.6    ADDITIONAL AGREEMENTS.    Subject to the terms and conditions of this Agreement, each of First Federal and Mackinac agree to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger and the Bank Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Mackinac, on the one hand, and a Subsidiary of First Federal, on the other) or to vest the Surviving Entity with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall, at Mackinac's sole expense, take all such necessary action as may be reasonably requested by Mackinac.

        6.7    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

          (a)   From and after the Effective Time, each of the Surviving Entity and Mackinac shall indemnify and hold harmless each person who is now, or who has been at any time before the date of this Agreement, or who becomes before the Effective Time, an officer or director of First Federal (each, a "First Federal Indemnified Party") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of the Surviving Entity, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding, investigation or other legal proceeding, whether civil, criminal, administrative or investigative or investigation (each, a "Claim"), in which an First Federal Indemnified Party is, or is threatened to be made, a party or witness or arising out of the fact that such person is or was a director or officer of First Federal or a Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent permitted under the First Federal Articles of Incorporation or First Federal Bylaws to the extent permitted by applicable Law. The Surviving Entity shall pay reasonable expenses (including reasonable attorneys' fees) in advance of the final disposition of any such proceeding to each First Federal Indemnified Party to the full extent permitted by applicable state or federal Law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification under this Section 6.7(a).

          (b)   Any First Federal Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.7, upon learning of any Claim, shall promptly notify Mackinac and the Surviving Entity thereof. In the event of any such Action (whether arising before or after the Effective Time), (i) Mackinac or the Surviving Entity shall have the right to assume the defense thereof and neither Mackinac nor the Surviving Entity shall be liable to such First Federal Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such First Federal Indemnified Parties in connection with the defense thereof, except that if Mackinac or the Surviving Entity elects not to assume such defense or counsel for the First Federal Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Mackinac or the Surviving Entity and the First Federal Indemnified Parties, the First Federal Indemnified Parties may retain counsel satisfactory to them, and Mackinac or the Surviving Entity shall pay all reasonable fees and expenses of such counsel for the First Federal Indemnified Parties promptly as statements therefor are received; provided that Mackinac and the Surviving Entity shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all First Federal Indemnified Parties in any jurisdiction; (ii) the First Federal Indemnified Parties will cooperate in the defense of any such Claim; and (iii) neither Mackinac nor the Surviving Entity shall be liable for any settlement effected without its prior written consent; and provided, further, that neither Mackinac nor the Surviving Entity shall have any obligation hereunder to any First Federal Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such First Federal Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

          (c)   Mackinac shall, or shall cause the Surviving Entity to, use its reasonable best efforts (and First Federal shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of six years after the Effective Time First Federal's existing directors' and officers' liability insurance policy (provided that Mackinac or the Surviving Entity may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of First Federal given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time and covering persons who are currently covered by such insurance; provided that neither Mackinac nor the Surviving Entity shall be obligated to make aggregate annual premium payments for such six-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to First Federal's directors and officers, 250% of the annual premium payments on First Federal's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Mackinac or the Surviving Entity shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount. In lieu of the foregoing, Mackinac, or First Federal with the prior written consent of Mackinac (not to be unreasonably withheld) (in the case of the First Federal, with an aggregate cost not to exceed $100,000), may obtain on or prior to the Effective Time, a six-year "tail" prepaid policy providing equivalent coverage to that described in this Section 6.7(c).

          (d)   The provisions of this Section 6.7 are intended to be for the benefit of and shall be enforceable by, each First Federal Indemnified Party and their respective heirs and representatives.

        6.8    LISTING AND QUOTATION.    Prior to the Effective Time, Mackinac shall list, on the Nasdaq, subject to official notice of issuance, the shares of Mackinac Common Stock to be issued as Merger Consideration to the holders of First Federal Common Stock in connection with the Merger, and Mackinac shall give all notices and make all filings with the Nasdaq required in connection with the transactions contemplated herein.

        6.9    NO SOLICITATION.

          (a)   First Federal shall not, and shall cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, investment bankers, financial advisors, attorneys, accountants and other retained representatives (each, a "Representative") not to, directly or indirectly (i) solicit, initiate, encourage or facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, by way of a tender offer) or similar transactions involving First Federal or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) enter into any agreement regarding any Alternative Transaction or Acquisition Proposal; provided, however, that, in the event that (x) First Federal shall receive a Superior Proposal that was not solicited by it and did not otherwise result from a breach of this Agreement, (y) prior to receipt of the First Federal Requisite Shareholder Approval, the board of directors of First Federal determines in its good faith judgment, after receiving the advice of outside counsel, that, in light of such Superior Proposal, if First Federal fails to participate in such discussions or negotiations with, or provide such information to, the party making the Superior Proposal, the board of directors of First Federal would be in violation of its fiduciary duties under applicable law, and (z) First Federal has given Mackinac at least five Business Days' notice of its intention to do so, First Federal may (A) furnish information with respect to it and its Subsidiaries to the party making such Superior Proposal pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Superior Proposal than the terms contained in the Confidentiality Agreement; provided that a copy of all such written information is simultaneously provided to Mackinac, and (B) participate in discussions regarding such Superior Proposal.

          (b)   As used in this Agreement, "Alternative Transaction" means any of (i) a transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of First Federal Common Stock or outstanding voting power of First Federal, or more than 20% of the outstanding shares or voting power of any other series or class of capital stock of First Federal that would be entitled to a class or series vote with respect to the Merger, whether from First Federal, or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving First Federal (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Mackinac or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any First Federal Subsidiaries and securities of the entity surviving any merger or business combination involving any First Federal Subsidiary) of First Federal or any of its Subsidiaries representing more than 20 percent of the fair market value of all the assets, deposits, net revenues or net income of First Federal and its Subsidiaries, taken as a whole, immediately prior to such transaction or (iv) any other consolidation, business combination, recapitalization or similar transaction involving First Federal or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of First Federal

  Common Stock immediately prior to such transaction do not, in the aggregate, own at least 80 percent of each of the outstanding shares of First Federal Common Stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of First Federal Common Stock immediately prior to the consummation thereof.

          (c)   First Federal shall notify Mackinac promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to First Federal or any of its Subsidiaries or for access to the properties, books or records of First Federal or any of its Subsidiaries by any Person that has made, or to First Federal's Knowledge may be considering making, an Acquisition Proposal. Such notice to Mackinac shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of First Federal or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. First Federal shall keep Mackinac fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

          (d)   First Federal and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Mackinac) conducted heretofore with respect to any of the foregoing. First Federal agrees not to, and to cause its Subsidiaries not to, release any third party from, and agrees to enforce, the confidentiality and standstill provisions of any agreement to which First Federal or its Subsidiaries is a party that remains in effect as of the date hereof, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

        6.10    CLOSING DATE BALANCE SHEET.    No later than three Business Days prior to the Closing Date, First Federal shall deliver to Mackinac the unaudited consolidated balance sheet of First Federal and its Subsidiaries, in form and substance satisfactory to Mackinac, as of the close of business on the last Business Day of the calendar month immediately preceding the Closing Date (the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall (a) fairly present in all material respects the assets, liabilities and tangible common equity of First Federal and its Subsidiaries as of the date of the Closing Date Balance Sheet, (b) be prepared in a manner consistent with the balance sheets included in the First Federal Financial Statements, in accordance with either GAAP or regulatory accepted accounting procedures pursuant to Regulatory Agency requirements, as applicable, consistently applied and (c) be prepared from, and be in accordance with, the books and records of First Federal and its Subsidiaries.

        6.11    NOTIFICATION OF CERTAIN MATTERS.    Each of First Federal and Mackinac shall give prompt notice to the other of any fact, change, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have or to result in any Material Adverse Effect or Mackinac Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein

        6.12    SYSTEM INTEGRATION.    From and after the date hereof, subject to applicable law and regulation, First Federal shall cause First Federal Bank and its directors, officers and employees to, and shall make all commercially reasonable best efforts (without undue disruption to either business) to cause First Federal Bank's data processing consultants and software providers to, cooperate and assist Mackinac and mBank in connection with an electronic and systematic conversion of all applicable data of First Federal Bank to the Mackinac system following the Effective Time, including the training of First Federal employees without undue disruption to First Federal Bank's business, during normal business hours and at the expense of Mackinac (not to include First Federal Bank's standard employee payroll).

        6.13    COORDINATION; INTEGRATION.    Subject to applicable law and regulation, during the period from the date hereof until the Effective Time, First Federal shall cause the Chief Executive Officer of First Federal Bank or, if such Person is unavailable, another senior officer thereof, to assist and confer with the officers of mBank, on a weekly basis, relating to the development, coordination and implementation of the post-Merger operating and integration plans of mBank, as the resulting institution in the Bank Merger.

        6.14    CLAIMS LETTERS.    First Federal has used commercially reasonable best efforts to cause, concurrently with the execution and delivery of this Agreement and effective upon the Closing, each director of First Federal to execute and deliver the Claims Letter in the form attached hereto as EXHIBIT C.

        6.15    TAKEOVER PROVISIONS.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

        6.16    SHAREHOLDER LITIGATION.    First Federal and Mackinac shall provide each other with prompt notice of any shareholder litigation against First Federal or Mackinac and/or their respective directors or Affiliates relating to the transactions contemplated by this Agreement. In the event of any such litigation against First Federal or any of its directors or Affiliates, First Federal shall give Mackinac the opportunity to participate in the defense or settlement of any such litigation. In addition, no such settlement shall be agreed to without Mackinac's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.17    EXISTING BUSINESS RELATIONSHIPS.    First Federal shall use its good faith efforts to ensure that its officers and directors continue their banking relationships with First Federal (including following the Closing, with First Federal or its Affiliates), to the same extent as exists on the date hereof.

        6.18    LOAN DOCUMENTATION.    First Federal shall use all commercially reasonable efforts to fully correct, remedy and otherwise resolve any fact or circumstance that, to the Knowledge of First Federal has resulted, or could reasonably be expected to result, in any Loan that (i) is not evidenced by Loan Documentation that is true, genuine and what it purports to be, (ii) does not represent the valid and legally binding obligation of the Obligor thereunder or (iii) is not enforceable against the Obligor in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles), such that the applicable Loan or Loan Documentation fully complies with Section 3.24 hereof.

        6.19    CHARGE-OFFS.    First Federal shall provide to Mackinac, no later than three calendar days prior to the Closing Date, a schedule reporting Charge-Offs (i) in any completed calendar fiscal quarter commencing after September 30, 2017 and (ii) in the most recent interim quarterly period commencing after the date hereof and ending five calendar days prior to the Closing Date.

        6.20    SPECIAL DIVIDEND.    The First Federal Board of Directors may, subject to applicable Law, Regulatory Approvals, the First Federal Articles of Incorporation and the First Federal Bylaws, declare a special cash dividend equal to $8,000,000 in the aggregate, (subject to reduction as hereinafter provided) to holders of First Federal Common Stock with a record date and payment date as of the Closing Date (the "Special Dividend"). First Federal shall, on or prior to the Effective Time, transfer to the Exchange Agent, in immediately available funds, the amount of cash necessary to pay the Special Dividend. The amount of the Special Dividend permitted to be paid by First Federal hereunder shall be reduced by the amount, if any, that Adjusted First Federal Shareholders' Equity is less than First Federal Shareholders' Equity as of December 31, 2017 (the "Special Dividend Reduction"), determined in accordance with GAAP.

ARTICLE VII
CONDITIONS PRECEDENT

        7.1    CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE CLOSING.    The respective obligation of each party to effect the Closing shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a)    Requisite Shareholder Approvals.    The Requisite Shareholder Approvals shall have been obtained.

          (b)    Regulatory Approvals.    All Regulatory Approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect or, in the case of waiting periods, shall have expired or been terminated (and, in the case of the obligation of Mackinac to effect the Closing, no such Regulatory Approval shall contain or shall have resulted in, or would reasonably be expected to result in, the imposition of any Materially Burdensome Regulatory Condition).

          (c)    No Injunctions or Restraints; Illegality.    No order, injunction, decree or judgment issued by any court or governmental body or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

          (d)    Exchange Listing.    The shares of the Mackinac Common Stock to be issued as Merger Consideration shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

          (e)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order suspending the effectiveness of the Form S-4 nor shall proceedings for that purpose have been threatened.

        7.2    CONDITIONS TO OBLIGATIONS OF MACKINAC.    The obligation of Mackinac to effect the Closing is also subject to the satisfaction or waiver by Mackinac at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of First Federal set forth in Section 3.1, Section 3.2, Section 3.3(a), Section 3.3(b)(i), Section 3.8(c) and Section 3.22 of the Agreement shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of First Federal set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except in the case of the foregoing clause (ii), where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

          (b)    Performance of Obligations of First Federal.    First Federal shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    Mackinac shall have received a certificate signed on behalf of First Federal by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    Mackinac shall have received an opinion from Honigman Miller Schwartz and Cohn LLP, counsel to Mackinac, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Honigman Miller Schwartz and Cohn LLP may require and rely upon representations contained in letters from each of Mackinac, First Federal and MergerSub.

          (e)    Closing Date Balance Sheet.    First Federal shall have delivered to Mackinac the Closing Date Balance Sheet in accordance with the terms and conditions of Section 6.10.

          (f)    Change in Control Agreements.    The Change In Control Agreements shall, subject to satisfaction of the obligations set forth in Section 3(A) thereof, be terminated by First Federal and the applicable party thereto.

        7.3    CONDITIONS TO OBLIGATIONS OF FIRST FEDERAL.    The obligation of First Federal to effect the Closing is also subject to the satisfaction or waiver by First Federal at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of Mackinac set forth in Section 4.3(a) and Section 4.3(b)(i) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date) and (ii) each of the other representations and warranties of Mackinac set forth in this Agreement shall be true and correct in all respects (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which case as of such specific date), except where the failure to be so true and correct (without giving effect to any limitation as to "materiality" or "Mackinac Material Adverse Effect" set forth therein), individually or in the aggregate, has not had and would not reasonably be expected to have a Mackinac Material Adverse Effect.

          (b)    Performance of Obligations of Mackinac.    Mackinac shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

          (c)    Officer's Certificate.    First Federal shall have received a certificate signed on behalf of Mackinac by its Chief Executive Officer or Chief Financial Officer stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

          (d)    Opinion of Tax Counsel.    First Federal shall have received an opinion from Shumaker, Loop & Kendrick, LLP, counsel to First Federal, dated the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. In rendering its opinion, Shumaker, Loop & Kendrick, LLP may require and rely upon representations contained in letters from each of Mackinac, First Federal and MergerSub.

          (e)    Fairness Opinion.    First Federal shall have received an opinion from Austin Associates, LLC, financial adviser to First Federal, dated on or prior to the date of this Agreement, confirming the fairness of the Merger Consideration, from a financial standpoint, to the First Federal shareholders.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    TERMINATION.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of First Federal:

          (a)   by mutual written consent of First Federal and Mackinac;

          (b)   by either First Federal or Mackinac, if the Closing shall not have occurred on or before End Date (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

          (c)   by either First Federal or Mackinac, if any Regulatory Approval required to be obtained pursuant to Section 7.1(b) has been denied by the relevant Governmental Entity and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

          (d)   by First Federal, if Mackinac has breached or is in breach of any representation, warranty, covenant or agreement on the part of Mackinac contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by Mackinac, constitute grounds for the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to Mackinac or by its nature or timing cannot be cured within such time period;

          (e)   by Mackinac, if First Federal has breached or is in breach of any representation, warranty, covenant or agreement on the part of First Federal contained in this Agreement in any respect, which breach would, individually or together with all such other than uncured breaches by First Federal, constitute grounds for the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied on the Closing Date and such breach is not cured prior to the earlier of (i) the End Date and (ii) the thirtieth Business Day after written notice thereof to First Federal or by its nature or timing cannot be cured within such time period;

          (f)    by Mackinac, if First Federal has (i) failed to make the First Federal Board Recommendation or has withdrawn, modified or qualified, or proposed or resolved to withdraw, modify or qualify, such recommendation in a manner adverse to Mackinac, (ii) failed to reaffirm (publicly, if so requested by Mackinac) the First Federal Board Recommendation within ten Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed, (iii) failed to comply with its obligations under Section 6.3(b), 6.3(c) or 6.9 or (iv) approved, recommended or endorsed (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), or proposed or resolved to recommend or endorse (or in the case of a tender or exchange offer, failed to promptly recommend rejection of), an Alternative Transaction or Acquisition Proposal involving First Federal; or

          (g)   (i) by Mackinac, if the First Federal Requisite Shareholder Approval shall not have been obtained at the First Federal Shareholders' Meeting, (ii) by First Federal, if the Mackinac Requisite Shareholder Approval shall not have been obtained at the Mackinac Shareholders' meeting, (iii) by Mackinac or First Federal, if the First Federal Requisite Shareholder Approval shall not have been obtained at the First Federal Shareholders' Meeting and a No-Match Event shall have occurred and (iv) by Mackinac or First Federal, if the First Federal Requisite Shareholder Approval shall not have been obtained at the Second First Federal Shareholders' Meeting.

          (h)   By First Federal, if both of the following conditions are satisfied:

              (i)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is less than 0.80; and

             (ii)  The number obtained by dividing the Average Closing Price by the Mackinac Initial Price is less than the number obtained by decreasing the Index Ratio by 0.20,

subject, however, to the following sentence. First Federal must elect to terminate this Agreement under this Section 8.1(h) within two Business Days after the Determination Date. If First Federal elects to exercise its termination right pursuant to this Section 8.1(h), it shall give written notice to Mackinac (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned two-Business Day period). Within one Business Day following its receipt of such notice, Mackinac shall have the option to adjust the Exchange Ratio such that the Exchange Ratio shall equal the number derived by multiplying the Exchange Ratio by the quotient obtained by dividing (i) the Minimum Adjustment Price by (ii) the Average Closing Price. For purposes of this Section 8.1(h), the "Minimum Adjustment Price") shall mean the product of 0.80 and the Mackinac Initial Price. If Mackinac so elects, it shall give written notice to First Federal of such election and the amount of the increase in the Merger Consideration (and resultant increase in the Exchange Ratio) within the one Business Day period following its receipt of notice of termination from First Federal, whereupon no termination shall have occurred pursuant to this Section 8.1(h) and this Agreement shall remain in effect in accordance with its terms (except that total Merger Consideration and the Exchange Ratio shall have increased as provided herein).

        If Mackinac declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Mackinac Common Stock and other values used in this Section 8.1(h) shall be appropriately adjusted for the purposes of applying Section 1.7(e) and this Section 8.1(h) as necessary to preserve the relative economic benefit to the Parties.

        8.2    EFFECT OF TERMINATION.    In the event of termination of this Agreement pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation hereunder to the other party hereto, except that (i) Section 6.2(b) (Access to Information (Confidentiality)), Section 6.4 (Public Disclosure), Section 8.1 (Termination), Section 8.2 (Effect of Termination), Section 8.3 (Termination Fee), Section 8.4 (Amendment), Section 8.5 (Extension; Waiver), and ARTICLE IX (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from liability for any willful and material breach of any provision of this Agreement.

        8.3    TERMINATION FEE.

          (a)   In the event that (i) an Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or board of directors of First Federal, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving First Federal after the date of this Agreement, (ii) thereafter this Agreement is terminated (A) by Mackinac or First Federal pursuant to Section 8.1(b) (if the First Federal Requisite Shareholder Approval has not theretofore been obtained) or (B) by Mackinac pursuant to Section 8.1(e) and (iii) prior to the date that is 12 months after the date of such termination First Federal consummates an Alternative Transaction (for purposes of this Section 8.3, substituting in the definition of Alternative Transaction, 40% in place of references to 20% and substituting 60% in place of references to 80%) or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then First Federal shall on the earlier of the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, as applicable, pay Mackinac a fee equal to $1,500,000 (the "Termination Fee") by wire transfer of immediately available funds.

          (b)   In the event that this Agreement is terminated (i) by Mackinac pursuant to Section 8.1(f), (ii) by (x) Mackinac pursuant to Section 8.1(g)(i) or (y) Mackinac or First Federal pursuant to Section 8.1(g)(iii) and (for the avoidance of doubt, unless in either case of clause (x) or clause (y), prior to the First Federal Shareholders' Meeting or the Second First Federal Shareholders' Meeting, as applicable, any of the events described in clauses (i) through (iv) of Section 8.1(f) shall have occurred) prior to the date that is 12 months after the date of such First Federal Shareholders' Meeting or Second First Federal Shareholders' Meeting, as applicable, First Federal consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, or (iii) by Mackinac or First Federal pursuant to Section 8.1(g)(ii), then First Federal shall pay Mackinac the Termination Fee by wire transfer of immediately available funds on the date of termination.

          (c)   First Federal acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Mackinac would not enter into this Agreement; accordingly, if First Federal fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Mackinac commences a suit which results in a judgment against First Federal for the fee set forth in this Section 8.3, First Federal shall pay to Mackinac its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date that such payment was required to be made, plus 300 basis points.

        8.4    AMENDMENT.    Subject to compliance with applicable Law, this Agreement may be amended by Mackinac and First Federal; provided, however, after any approval of the transactions contemplated by this Agreement by the shareholders of First Federal, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires such further approval under applicable Law; and provided, further, that this Agreement may not be amended except by an instrument in writing signed on behalf of Mackinac and First Federal.

        8.5    EXTENSION; WAIVER.    At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to exercise any right or to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other matter.

ARTICLE IX
GENERAL PROVISIONS

        9.1    NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS.    None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

        9.2    EXPENSES.    Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

        9.3    NOTICES.    All notices and other communications required or permitted to be given hereunder shall be sent to the party to whom it is to be given and be either delivered personally against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  (a)
  if to First Federal, to:

    First Federal of Northern Michigan Bancorp, Inc.
    100 South Second Avenue Alpena, Michigan 49707
    Attention: Michael W. Mahler—CEO
    Fax: 989-356-0909
    Email: mmahler@first-federal.com

    with a copy to:

    Shumaker, Loop & Kendrick, LLP
    1000 Jackson Street
    Toledo, Ohio 43604
    Attention: Martin D. Werner
    Fax: (419) 241-6894
    Email: mwerner@slk-law.com

  (b)
  if to Mackinac or MergerSub, to:

    Mackinac Financial Corporation
    260 East Brown Street, Suite 300
    Birmingham, Michigan 48009
    Attention: Paul D. Tobias
    Fax: (248) 290-5900
    Email: ptobias@bankmbank.com

    with a copy to:

    Honigman Miller Schwartz and Cohn LLP
    660 Woodward Avenue

    2290 First National Building
    Detroit, Michigan 48226
    Attention: Jeffrey H. Kuras

    Fax: (313) 465-7447
    Email: jkuras@honigman.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid or (iv) one (1) Business Day after being deposited with a reputable overnight courier.

        9.4    INTERPRETATION.    For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits to this Agreement) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule and Exhibit references are to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified, (iii) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," (iv) the word "or" shall not be exclusive and (v) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule or the Mackinac Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule or the Mackinac Disclosure Schedule in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedule or the Mackinac Disclosure Schedule is or is not material for purposes of this Agreement. This Agreement shall not be interpreted or construed to require any Person to take any action, or fail to take any action, if to do so would violate any applicable law.

        9.5    COUNTERPARTS.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

        9.6    ENTIRE AGREEMENT.    This Agreement (including the Disclosure Schedule and the Mackinac Disclosure Schedule, other Schedules and other documents and the instruments referred to herein), the Voting and Support Agreements and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

        9.7    GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.

          (a)   This Agreement shall be governed and construed in accordance with the Laws of the State of Michigan, without regard to any applicable conflicts of law.

          (b)   Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state court sitting in Oakland County or any federal court in the Eastern District of Michigan (the "Michigan Courts"), and, solely in connection with claims arising under this Agreement or the Merger that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Michigan Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Michigan Courts, (iii) waives any objection that the Michigan Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.3.

          (c)   Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives, to the extent permitted by Law at the time of institution of the applicable litigation, any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that: (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; (ii) each party understands and has considered the implications of this waiver; (iii) each party makes this waiver voluntarily; and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

        9.8    SPECIFIC PERFORMANCE.    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

        9.9    ADDITIONAL DEFINITIONS.    In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement.

        "Adjusted First Federal Shareholders' Equity" means the consolidated equity of First Federal as set forth on the balance sheet of First Federal on the First Federal Measuring Date, computed in accordance with GAAP, excluding any changes occurring after December 31, 2017, in First Federal's accumulated other comprehensive income account, and after adding the First Federal Closing Expenses.

        "Business Day" shall mean any day other than a Saturday, Sunday or day on which banking institutions in Detroit, Michigan are authorized or obligated pursuant to legal requirements or executive order to be closed.

        "Change In Control Agreements" shall mean each of (i) that certain change in control agreement dated as of October 28, 2017 by and between First Federal and Michael W. Mahler, and (ii) that certain change in control agreement dated as of October 17, 2017 by and between First Federal and Eileen M. Budnick.

        "Change In Control Payments" shall mean any amount paid, payable or reasonably expected to become payable prior to Closing by First Federal or any of its Subsidiaries pursuant to the terms of any contract, arrangement, commitment, or understanding by First Federal or any of its Subsidiaries (including, in the case of any Change in Control Agreement payment, by Mackinac and any of its Affiliates on behalf of the First Federal or any of its Subsidiaries) pursuant to the terms of any such contract, arrangement, commitment, or understanding, arising out of or resulting from the transactions contemplated hereby, including, with respect to any directors, officers or employees, or any "change-of-control," bonus or agreement.

        "Charge-Offs" shall mean the loans charged off as reflected in the First Federal Financial Reports, and otherwise derived from the books and records of First Federal in a manner consistent with past practice, with the preparation of the First Federal Financial Reports and with First Federal's written policies in effect as of the date of this Agreement.

        "Confidentiality Agreement" shall mean that certain letter agreement, dated as of May 30, 2014 by and between First Federal and Mackinac (as it may be amended from time to time).

        "Corporate Entity" shall mean a bank, corporation, partnership, limited liability company, association, joint venture or other organization, whether an incorporated or unincorporated organization.

        "Disclosure Schedule" shall mean the disclosure schedule dated as of the date of the Agreement and delivered by First Federal to Mackinac concurrent with the execution and delivery of the Agreement.

        "End Date" shall mean the date that is the eight month anniversary of the date hereof, unless, as of such date, all the conditions set forth in Article VII, other than the conditions set forth in Section 7.1(c) and Section 7.1(d), have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing), in which case such date shall be extended by 90 days.

        "ERISA Affiliate" shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        "Exchange Ratio" shall mean 0.576.

        "First Federal Closing Expenses" shall mean the sum of the (i) Professional Expenses, (ii) Change In Control Payments, and (iii) fees and costs associated with the termination of any contract in connection with the Merger including but not limited to all fees and costs associated with cancellation and termination of data processing service contracts; provided, that solely for purposes of calculating Adjusted First Federal Shareholders' Equity, First Federal Closing Expenses shall not exceed $1,950,000 in the aggregate.

        "First Federal Measuring Date" shall mean the close of business on the last Business Day prior to the Closing Date.

        "Knowledge" with respect to First Federal, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Disclosure Schedule, and, with respect to Mackinac, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 9.9 of the Mackinac Disclosure Schedule.

        "Law" or "Laws" shall mean any federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, order, policy, guideline or agency requirement of or undertaking to or agreement with any Governmental Entity, including common law.

        "Mackinac Material Adverse Effect" shall mean, with respect to Mackinac any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of Mackinac and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of Mackinac to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Mackinac Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of Mackinac Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of First Federal; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect Mackinac and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which Mackinac and its Subsidiaries operate.

        "Material Adverse Effect" shall mean, with respect to First Federal any event, circumstance, development, change or effect that, individually or in the aggregate, (i) is, or is reasonably likely to be, material and adverse to the business, operations, prospects, condition (financial or otherwise) or results of operations of First Federal and its Subsidiaries taken as a whole or (ii) prevents or materially impairs, or would be reasonably likely to prevent or materially impair, the ability of First Federal to timely consummate the transactions contemplated hereby or to perform its agreements or covenants hereunder; provided that, in the case of clause (i) only, a "Material Adverse Effect" shall not be deemed to include any event, circumstance, development, change or effect to the extent resulting from (A) changes after the date of this Agreement in GAAP, (B) changes after the date of this Agreement in Laws of general applicability to companies in the financial services industry, (C) changes after the date of this Agreement in political or regulatory conditions or general economic or market conditions in the United States or any state or territory thereof, in each case generally affecting other companies in the financial services industry, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof, or changes in the trading price of First Federal Common Stock, in and of itself, but not including any underlying causes thereof, (E) the public disclosure of this Agreement, (F) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism or (G) actions or omissions taken with the express prior written consent of Mackinac; except, with respect to clauses (A), (B), (C) and (F), to the extent that the effects of such change disproportionately affect First Federal and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which First Federal and its Subsidiaries operate.

        "party or parties" shall mean First Federal and Mackinac.

        "Person" shall mean any individual, Corporate Entity or Governmental Entity.

        "Professional Expenses" shall mean any amount paid, payable or reasonably expected to become payable (whether before or after the Closing) by First Federal or any of its Subsidiaries (including by Mackinac and any of its Affiliates on behalf of the First Federal or any of its Subsidiaries) for services rendered or being rendered to First Federal by any attorney, investment banker or other financial advisor, accountant, auditor or other professional services provider in connection with the transactions contemplated hereby.

        "Tax" or "Taxes" shall mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, license, intangibles, franchise, backup withholding, environmental, occupation, alternative or add-on minimum taxes imposed by any Governmental Entity, and other taxes, charges, levies or like assessments, whether disputed or not, and including all penalties and additions to tax and interest thereon and any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

        "Tax Return" shall mean any return, declaration, report, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to a Governmental Entity.

        9.10    SEVERABILITY.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9.11    ALTERNATIVE STRUCTURE.    Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Mackinac may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided, that, other than as a result of actions taken in compliance with the last two sentences of this Section 9.11, (a) such revision does not alter or change the kind or amount of the Merger Consideration, (b) such revision does not adversely affect the Tax treatment of the Merger to the shareholders of First Federal, (c) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein and (d) such revision does not otherwise cause any of the conditions set forth in ARTICLE VII not to be capable of being fulfilled unless duly waived by the party entitled to the benefits thereof.

        9.12    ASSIGNMENT; THIRD-PARTY BENEFICIARIES.    Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that each of Mackinac and MergerSub may assign any of its respective rights under this Agreement to a direct or indirect wholly owned Subsidiary of Mackinac in connection with Section 9.11. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MACKINAC FINANCIAL CORPORATION
By:	/s/ PAUL D. TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer
MACKINAC ACQUISITION, LLC
By:	/s/ PAUL D. TOBIAS
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer of Mackinac Financial Corporation, its sole member
FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
By:	/s/ MICHAEL W. MAHLER
	Name:	Michael W. Mahler
	Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

SHAREHOLDER VOTER AGREEMENT

See attached.

EXHIBIT A

SHAREHOLDER VOTING AGREEMENT

        This Shareholder Voting Agreement (this "Agreement") is entered into as of the                         day of [                        ], 2018, by and between Mackinac Financial Corporation, a Michigan corporation ("Mackinac"), and the undersigned holder ("Shareholder") of Common Stock (as defined herein).

RECITALS

        WHEREAS, as of the date hereof, Shareholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of voting common stock, par value $[            ] per share (the "Common Stock"), of First Federal of Northern Michigan Bancorp, Inc., a Michigan corporation ("First Federal"), indicated on the signature page of this Agreement under the heading "Total Number of Shares of Common Stock Subject to this Agreement" together with any other shares of Common Stock the voting power over which is acquired by Shareholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Shares");

        WHEREAS, Mackinac and First Federal propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"; for purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement), pursuant to which, among other things, First Federal will merge with and into a subsidiary of Mackinac (the "Merger"); and

        WHEREAS, as a condition to the willingness of Mackinac to enter into the Merger Agreement, Shareholder is executing this Agreement.

        NOW, THEREFORE, in consideration of, and as a material inducement to, Mackinac entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Mackinac in connection therewith, Shareholder and Mackinac, intending to be legally bound, hereby agree as follows:

        1.    AGREEMENT TO VOTE SHARES.     Shareholder agrees that, while this Agreement is in effect, at any meeting of shareholders of First Federal, however called, or at any adjournment thereof, or in any other circumstances in which Shareholder is entitled to vote, consent or give any other approval, except as otherwise agreed to in writing in advance by Mackinac, Shareholder shall:

          (a)   appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

          (b)   vote (or cause to be voted), in person or by proxy, all the Shares as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (i) in favor of adoption and approval of the Merger Agreement and the transactions contemplated thereby (including, without limitation, any amendments or modifications of the terms thereof adopted in accordance with the terms thereof); (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of First Federal contained in the Merger Agreement or of Shareholder contained in this Agreement; and (iii) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the transactions contemplated by the Merger Agreement or this Agreement.

        Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of First Federal, to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

        2.    NO TRANSFERS.     While this Agreement is in effect, Shareholder agrees not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares; provided, however, that the following transfers shall be permitted: (a) transfers by will or operation of law, in which case this Agreement shall bind the transferee; (b) transfers pursuant to any pledge agreement, subject to the pledgee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; (c) transfers in connection with estate and tax planning purposes, including transfers to relatives, trusts and charitable organizations, subject to each transferee agreeing in writing, prior to such transfer, to be bound by the terms of this Agreement; and (d) such transfers as Mackinac may otherwise permit in its sole discretion. Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

        3.    REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.     Shareholder represents and warrants to and agrees with Mackinac as follows:

          (a)   Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

          (b)   This Agreement has been duly executed and delivered by Shareholder, and assuming the due authorization, execution and delivery by Mackinac, constitutes the valid and legally binding obligation of Shareholder enforceable against Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity.

          (c)   The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, limited liability company, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

          (d)   Shareholder is the beneficial owner of the Shares. Shareholder does not own, of record or beneficially, any shares of capital stock of First Federal other than the Shares. Shareholder has the right to vote the Shares, and none of the Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares, except as contemplated by this Agreement or provided by the MBCA.

        4.    NO SOLICITATION.     From and after the date hereof until the termination of this Agreement pursuant to Section 7 hereof, Shareholder, in his, her or its capacity as a shareholder of First Federal, shall not, nor shall Shareholder authorize any shareholder, member, partner, officer, director, advisor or representative of Shareholder or any of his, her or its affiliates to (and, to the extent applicable to Shareholder, such Shareholder shall use commercially reasonable efforts to not permit any of his, her or its representatives or affiliates to), (a) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (b) participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any person (other than Mackinac) any information or data with respect to First Federal or otherwise relating to an Acquisition Proposal, (c) enter into any agreement, agreement in principle, letter of intent, memorandum of understanding or similar arrangement with respect to an Acquisition Proposal, (d) solicit proxies with respect to an Acquisition Proposal (other than the Merger and the Merger Agreement) or otherwise encourage or assist any party in taking or planning any action that would

2

compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, or (e) initiate a shareholders' vote or action by consent of First Federal's shareholders with respect to an Acquisition Proposal, in each case, except to the extent that at such time First Federal is permitted to take such action pursuant to Section 6.3(b) of the Merger Agreement. For avoidance of doubt, the parties acknowledge and agree that nothing in this Agreement shall limit or restrict Shareholder or any of his, her or its affiliates who is or becomes during the term hereof a member of the Board of Directors or an officer of First Federal or any of its Subsidiaries from acting, omitting to act or refraining from taking any action, solely in such person's capacity as a member of the Board of Directors or as an officer of First Federal (or as an officer or director of any of its Subsidiaries), including without limitation actions taken consistent with his or her fiduciary duties in such capacity under applicable law.

        5.    PROXY.     Subject to the last sentence of this Section 5, by execution of this Agreement, Shareholder does hereby appoint Mackinac with full power of substitution and resubstitution, as Shareholder's true and lawful attorney and proxy, to the full extent of Shareholder's rights with respect to the Shares, to vote each of such Shares that Shareholder shall be entitled to so vote with respect to the matters set forth in Section 1 hereof at any meeting of the shareholders of First Federal, and at any adjournment or postponement thereof, and in connection with any action of the shareholders of First Federal taken by written consent. Shareholder hereby revokes any proxy previously granted by Shareholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement.

        6.    SPECIFIC PERFORMANCE; REMEDIES; ATTORNEYS' FEES.     Shareholder acknowledges that it is a condition to the willingness of Mackinac to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damage to Mackinac if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Mackinac will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Mackinac has an adequate remedy at law. In addition, Mackinac shall have the right to inform any third party that Mackinac reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Mackinac hereunder, and that participation by any such thirty party with Shareholder in activities in violation of Shareholder's agreement with Mackinac set forth in this Agreement may give rise to claims by Mackinac against such third party. In any legal action or other proceeding relating to this Agreement and the transactions contemplated hereby or if the enforcement of any provision of this Agreement is brought against either Party, the prevailing Party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys' fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the Party against which such action or proceeding is brought, in addition to any other relief to which such prevailing Party may be entitled.

        7.    TERM OF AGREEMENT; TERMINATION.     The term of this Agreement shall commence on the date hereof. This Agreement may be terminated at any time prior to consummation of the transactions contemplated by the Merger Agreement by the written consent of the parties hereto, and this Agreement shall be automatically terminated upon termination of the Merger Agreement or the consummation of the Merger. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, that such termination shall not relieve any party from liability for any willful and material breach of this Agreement prior to such termination.

        8.    ENTIRE AGREEMENT; AMENDMENTS.     This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be

3

amended, supplemented or modified, and no provision hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provision hereof by either party shall be deemed a waiver of any other provision hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

        9.    SEVERABILITY.     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purpose and intents of this Agreement.

        10.    CAPACITY AS SHAREHOLDER.     This Agreement shall apply to Shareholder solely in his, her or its capacity as a shareholder of First Federal, and it shall not apply in any manner to Shareholder in any capacity as a director, officer or employee of First Federal or its Subsidiaries or in any other capacity, and shall not limit or affect any actions taken by Shareholder in such capacity.

        11.    GOVERNING LAW.     This Agreement shall be governed and construed in accordance with the laws of the State of Michigan, without regard to any applicable conflicts of law principles or any other principle that could require the application of the law of any other jurisdiction.

        12.    WAIVER OF JURY TRIAL.     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

        13.    WAIVER OF APPRAISAL RIGHTS; FURTHER ASSURANCES.     To the extent permitted by applicable law, Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger or to demand fair value for his, her or its Shares in connection with the Merger, in each case, that Shareholder may have under applicable law. Shareholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Mackinac, First Federal or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger. From time to time prior to the termination of this Agreement, at Mackinac's request and without further consideration, Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to effect the actions and consummate the transactions contemplated by this Agreement.

        14.    DISCLOSURE.     Shareholder hereby permits Mackinac and First Federal to publish and disclose in the Proxy Statement and Form S-4 (including, without limitation, all related documents and schedules filed with the Securities and Exchange Commission) his, her or its identity and ownership of shares of Common Stock and the nature of Shareholder's commitments, arrangements and understandings pursuant to this Agreement.

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        15.    COUNTERPARTS.     This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

SIGNATURES ON THE FOLLOWING PAGE

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        IN WITNESS WHEREOF, Mackinac has caused this Agreement to be duly executed, and Shareholder has duly executed this Agreement, all as of the day and year first above written.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer

SHAREHOLDER:

Printed Name:

Total Number of Shares of Common Stock
Subject to this Agreement:

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EXHIBIT B

BANK CONSOLIDATION AGREEMENT

See attached.

EXHIBIT B

FORM OF BANK CONSOLIDATION AGREEMENT

        THIS CONSOLIDATION AGREEMENT (this "Agreement"), is dated as of the                        day of                                    , 2018, between mBank, a state-chartered bank ("mBank"), First Federal of Northern Michigan, a national banking association ("First Federal Bank", and together with mBank the "Consolidating Banks") and joined in by Mackinac Financial Corporation, a Michigan corporation ("Mackinac").

RECITALS

        WHEREAS, Mackinac is a bank holding company, and the beneficial owner of all of the issued and outstanding shares of mBank;

        WHEREAS, mBank is a Michigan state-chartered bank with its principal office in Manistique, Michigan with capital consisting of 20,000 shares of common stock authorized, par value $10.00 per share, of which 20,000 shares are issued and outstanding;

        WHEREAS, First Federal Bank is a national banking association with its principal office in Alpena, Michigan with capital consisting of [                                    ] shares of common stock authorized, par value $[                        ] per share, of which [                                    ] shares are issued and outstanding;

        WHEREAS, Mackinac and First Federal of Northern Michigan Bancorp, Inc., a Michigan corporation and the parent bank holding company of First Federal Bank ("FF Bancorp"), have entered into that certain Agreement and Plan of Merger of even date herewith (the "Agreement and Plan of Merger") pursuant to which FF Bancorp has agreed to be merged with and into a subsidiary of Mackinac (the "HC Merger");

        WHEREAS, upon the consummation of the HC Merger, Mackinac will be the sole shareholder of the Consolidating Banks,

        WHEREAS, the board of directors of each of Mackinac, mBank and First Federal Bank have each approved this Consolidation Agreement and have authorized its execution.

        Accordingly, the parties agree as follows:

        1.    CONSOLIDATION.    The Consolidating Banks shall be consolidated into a single bank under the charter of mBank (the "Consolidation"), subject to the consummation of the HC Merger pursuant to the Agreement and Plan of Merger. The consolidated organization is sometimes referred to herein as the "Resulting Bank".

        2.    CHARTER.    The charter of the Resulting Bank shall be the charter of mBank with changes and amendments as may be made by this Consolidation Agreement or as may be required in order to conform such charter to the provisions of this Consolidation Agreement.

        3.    NAME.    The name of the Resulting Bank shall be "mBank".

        4.    EFFECT OF CONSOLIDATION.    At the effective date of the Consolidation (the "Consolidation Date"), the corporate existence of the Consolidating Banks shall be merged with and into and continue in the Resulting Bank, possessing all the rights, interests, privileges, power and franchises and being subject to all the restrictions, disabilities and duties of each of the Consolidating Banks; and all the rights, interests, privileges and franchises of each of the Consolidating Banks and all property, real, personal and mixed, and all debts due to the Consolidating Banks on whatever account, shall be transferred to and vested in the Resulting Bank without any deed or other transfer and without any order or other action on the part of any court or otherwise; and all property, rights, privileges, powers, franchises and interests and each and every other interest shall be thereafter as effectually the property of the Resulting Bank as they were of the Consolidating Banks prior to the Consolidation. The title to any real estate, whether by deed or otherwise, vested in any of the Consolidating Banks shall not revert or be in any way impaired by reason of the Consolidation. The Resulting Bank, by virtue of the

Consolidation, and without any order or other action on the part of any court or otherwise, shall hold and enjoy the same and all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Consolidating Banks at the Consolidation Date.

        5.    PRINCIPAL OFFICES AND BRANCHES.    The principal office of the Resulting Bank shall be located at 130 S. Cedar Street, Manistique, Michigan 49854. The other offices of the Resulting Bank shall be the existing offices of the Consolidating Banks on the Consolidation Date, and such other branches as may be duly authorized and established from time to time.

        6.    CAPITAL.    The authorized capital of the Resulting Bank shall consist of 20,000 shares of common stock, par value $10.00 per share.

        7.    DIRECTORS AND OFFICERS.    The initial board of directors of the Resulting Bank as of the Consolidation Date shall be the board of directors of mBank as existing immediately prior to the Consolidation Date.(1) The initial executive officers of the Resulting Bank as of the Consolidation Date shall be Kelly W. George, Chief Executive Officer; Jesse A. Deering, Chief Financial Officer; and Tamara McDowell, Chief Credit Officer.

        8.    BYLAWS.    The Bylaws of the Resulting Bank shall be the Bylaws of mBank effective immediately prior to the Consolidation Date.

        9.    CONVERSION OF SHARES OF STOCK.    The manner of converting the shares of the Consolidating Banks shall be as follows:

          (a)   As of the Consolidation Date, the outstanding shares of common stock of First Federal Bank shall be cancelled and the capital and surplus of the Consolidating Banks shall become the capital and surplus of the Resulting Bank and the undivided profits of the Consolidating Banks shall become undivided profits of the Resulting Bank.

          (b)   As of the Consolidation Date, the 20,000 shares of $10.00 par value common stock of mBank that are issued and outstanding shall remain outstanding as 20,000 shares of $10.00 par value common stock of the Resulting Bank and the capital, surplus and undivided profits of mBank shall be capital, surplus and undivided profits of the Resulting Bank.

        10.    FURTHER DOCUMENTATION.    The directors of the Consolidating Banks shall, from time to time, as and when requested by the Resulting Bank or its successors or assigns, execute and deliver or cause to be executed and delivered such deeds, instruments, assignments or assurances as the Resulting Bank may deem necessary, desirable or convenient in order to vest in and confirm to the Resulting Bank title to or possession of any property or rights of the Consolidating Banks, acquired or to be acquired by reason of or as a result of the Consolidation, or otherwise to carry out the purposes of this Consolidation Agreement. Any person who, immediately before the Consolidation Date, was an officer or director of one of the Consolidating Banks is hereby fully authorized, in the name of such institution, to execute any and all such deeds, instruments, assignments or assurances, or to take any and all such action as may be requested by the Resulting Bank.

        11.    APPROVAL.    This Consolidation Agreement has been approved by Mackinac, which owns all of the issued and outstanding capital stock of the Consolidating Banks, as of the Consolidation Date.

        12.    CONDITIONS PRECEDENT TO CONSOLIDATION.    The consummation of the Consolidation herein contemplated is conditioned upon each of the following events:

          (a)   The approval of the Commissioner(s) of the Michigan Department of Insurance and Financial Services;

(1)
FFNM designee to be appointed immediately prior to the effectiveness of the Consolidation.

          (b)   The approval of the Federal Deposit Insurance Corporation pursuant to the Federal Deposit Insurance Act, as amended; and

          (c)   The Agreement and Plan of Merger shall have been completed.

        13.    TERMINATION OF AGREEMENT.    This Consolidation Agreement may be terminated at any time before the Consolidation Date by written notice of any of the Consolidating Banks provided that such notice has been authorized and approved by the sole shareholder of the party giving such notice. Upon such termination, none of the Consolidating Banks, nor any of their respective directors or officers, shall have any liability by reason of this Consolidation Agreement or the termination thereof.

        14.    EXPENSES.    Upon consummation of the Consolidation, the Resulting Bank will pay the expenses of the Consolidating Banks incident hereto. If the Consolidation is not consummated, the Consolidating Banks will each pay its expenses.

        15.    EFFECTIVE DATE OF CONSOLIDATION.    The Consolidation shall be effective on such date as may be designated by the regulatory agencies.

SIGNATURES ON THE FOLLOWING PAGE

        IN WITNESS WHEREOF, the Consolidating Banks and Mackinac Financial Corporation have caused this Consolidation Agreement to be executed in counterparts by their duly authorized officers as of the date first above written.

MACKINAC FINANCIAL CORPORATION
BY:	PAUL TOBIAS Chairman and Chief Executive Officer
MBANK
BY:	KELLY W. GEORGE President and Chief Executive Officer
FIRST FEDERAL OF NORTHERN MICHIGAN
By:
Name:
Title:

EXHIBIT C

CLAIMS LETTER

See attached.

EXHIBIT C

CLAIMS LETTER

                        , 2018

Mackinac Financial Corporation
260 East Brown Street, Suite 300
Birmingham, Michigan 48009
Attention: Paul D. Tobias

Gentlemen:

        This letter is delivered pursuant to that certain Agreement and Plan of Merger, dated as of January 16, 2018 (the "Merger Agreement"), by and among Mackinac Financial Corporation ("Mackinac"), MFNC Acquisition, LLC and First Federal of Northern Michigan Bancorp, Inc. ("First Federal").

        Concerning claims which the undersigned may have against Mackinac or any of its subsidiaries in the undersigned's capacity as an officer, director or employee, of First Federal or any of its subsidiaries (each, a "First Federal Entity"), and in consideration of the premises, and the mutual covenants contained herein and in the Merger Agreement and the mutual benefits to be derived hereunder and thereunder, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned, intending to be legally bound, hereby agrees as follows:

        1.    DEFINITIONS.    Unless otherwise defined in this letter, capitalized terms used in this letter have the meanings given to them in the Merger Agreement.

        2.    RELEASE OF CERTAIN CLAIMS.

          (a)   The undersigned hereby releases and forever discharges, effective upon the consummation of the Merger under the Merger Agreement, Mackinac and its Subsidiaries (each, a "Mackinac Entity"), and its respective directors and officers (in their capacities as such), and their respective successors and assigns, and each of them (hereinafter, individually and collectively, the "Released Parties") of and from any and all liabilities, claims, demands, debts, accounts, covenants, agreements, obligations, costs, expenses, actions or causes of action of every nature, character or description (collectively, "Claims"), which the undersigned, solely in his or her capacity as an officer, director or employee of any First Federal Entity, has or claims to have, or previously had or claimed to have, in each case as of the Effective Time, against any of the Released Parties, whether or not in law, equity or otherwise, based in whole or in part on any facts, conduct, activities, transactions, events or occurrences known or unknown, matured or unmatured, contingent or otherwise (individually a "Released Claim," and collectively, the "Released Claims"), except for (i) compensation for services that have accrued but not yet been paid as of the Effective Time or other contract rights relating to severance, employment, stock options and restricted stock grants or other equity awards which have been disclosed to Mackinac on or prior to the Effective Time, (ii) the items listed on Schedule 1 to this Agreement and (iii) the items listed in Section 2(b) below.

          (b)   For avoidance of doubt, the parties acknowledge and agree that the Released Claims do not include any of the following:

              (i)  any Claims that the undersigned may have in any capacity other than as an officer, director or employee of any First Federal Entity, including, but not limited to, (A) Claims as a borrower under loan commitments and agreements between the undersigned and any First Federal Entity, (B) Claims as a depositor under any deposit account with any First Federal Entity, (C) Claims as the holder of any Certificate of Deposit issued by any First Federal Entity, (D) Claims on account of any services rendered by the undersigned in a capacity other than as an officer, director or employee of any First Federal Entity; (E) Claims in his or her

    capacity as a shareholder of First Federal; and (F) Claims as a holder of any check issued by any other depositor of any First Federal Entity;

             (ii)  the Claims excluded in (i) and (ii) of Section 2(a) above; and

           (iii)  any Claims that the undersigned may have under the Merger Agreement, including with respect to the matters set forth in Section 6.7 of the Merger Agreement.

        3.    FORBEARANCE.    The undersigned shall forever refrain and forebear from commencing, instituting or prosecuting any lawsuit, action, claim or proceeding before or in any court, regulatory, governmental, arbitral or other authority to collect or enforce any Released Claims which are released and discharged hereby.

        4.    MISCELLANEOUS.

          (a)   This letter shall be governed and construed in accordance with the laws of the State of Michigan (other than the choice of law provisions thereof).

          (b)   This letter contains the entire agreement between the parties with respect to the Released Claims released hereby, and this Release supersedes all prior agreements, arrangement or understandings (written or otherwise) with respect to such Released Claims and no representation or warranty, oral or written, express or implied, has been made by or relied upon by any party hereto, except as expressly contained herein or in the Merger Agreement.

          (c)   This letter shall be binding upon and inure to the benefit of the undersigned and the Released Parties and their respective heirs, legal representatives, successors and assigns.

          (d)   This letter may not be modified, amended or rescinded except by the written agreement of the undersigned and the Released Parties, it being the express understanding of the undersigned and the Released Parties that no term hereof may be waived by the action, inaction or course of delaying by or between the undersigned or the Released Parties, except in strict accordance with this paragraph, and further that the waiver of any breach of this Release shall not constitute or be construed as the waiver of any other breach of the terms hereof.

          (e)   The undersigned represents, warrants and covenants that the undersigned is fully aware of the undersigned's rights to discuss any and all aspects of this matter with any attorney chosen by him or her, and that the undersigned has carefully read and fully understands all the provisions of this letter, and that the undersigned is voluntarily entering into this letter.

          (f)    This letter may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed letter (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this letter.

          (g)   This letter shall become effective upon the consummation of the Merger, and its operation to extinguish all of the Released Claims released hereby is not dependent on or affected by the performance or non-performance of any future act by the undersigned or the Released Parties (other than the failure of Mackinac to pay the Merger Consideration under the Merger Agreement or to comply with its obligations set forth in Section 6.7 of the Merger Agreement, either of which shall cause this Release to terminate and be void ab initio).

          (h)   If any civil action, arbitration or other legal proceeding is brought for the enforcement of this letter, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this letter, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, court costs, sales and use taxes and all expenses even if not taxable as court costs (including, without limitation, all such fees, taxes, costs and expenses incident to arbitration, appellate, bankruptcy and post-judgment proceedings), incurred in that proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party (including any fees and costs associated with collecting such amounts).

          (i)    IN ANY CIVIL ACTION, COUNTERCLAIM, PROCEEDING, OR LITIGATION, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS, OR RELATES TO THIS CLAIMS LETTER, ANY AND ALL TRANSACTIONS CONTEMPLATED BY THIS CLAIMS LETTER, THE PERFORMANCE OF THIS CLAIMS LETTER, OR THE RELATIONSHIP CREATED BY THIS CLAIMS LETTER, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS CLAIMS LETTER WITH ANY COURT, AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THIS CLAIMS LETTER OF THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. NEITHER PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS TO OR BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION. EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS OWN COUNSEL WITH RESPECT TO THE TRANSACTIONS GOVERNED BY THIS CLAIMS LETTER AND SPECIFICALLY WITH RESPECT TO THE TERMS OF THIS SECTION.

          (j)    The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this letter occurred or shall occur in Oakland County, Michigan. Any civil action, counterclaim, proceeding, or litigation arising out of or relating to this letter shall be brought in the courts of record of the State of Michigan in Oakland County or the United States District Court, Eastern District of Michigan. Each party consents to the jurisdiction of such Michigan court in any such civil action, counterclaim, proceeding, or litigation and waives any objection to the laying of venue of any such civil action, counterclaim, proceeding, or litigation in such Michigan court. Service of any court paper may be effected on such party by mail, as provided in this letter, or in such other manner as may be provided under applicable laws, rules of procedure or local rules.

Sincerely,
Signature of Officer or Director
Name of Officer or Director

 Schedule 1

Claims Letter

On behalf of Mackinac Financial Corporation I hereby acknowledge receipt of this letter as of this                     day of                    , 2018.

MACKINAC FINANCIAL CORPORATION
By:
	Name:	Paul D. Tobias
	Title:	Chairman and Chief Executive Officer